As filed with the Securities and Exchange Commission on September 20, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPDR® Gold MiniSharesSM Trust

a series of

WORLD GOLD TRUST

SPONSORED BY WGC USA ASSET MANAGEMENT COMPANY, LLC

(Exact name of Registrant as specified in its charter)

Delaware	61-6588857
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

c/o WGC USA Asset Management Company, LLC

685 Third Avenue, 27th Floor

New York, New York 10017

(212) 317-3800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

WGC USA Asset Management Company, LLC

685 Third Avenue, 27th Floor

New York, New York 10017

(212) 317-3800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ann B. Pace, Esq.

World Gold Trust Services, LLC

685 Third Avenue, 27th Floor

New York, NY 10017

(212) 317-3830

Steven J. Glusband, Esq.

Carter Ledyard & Milburn LLP

28 Liberty Street, 41st Floor

New York, New York 10005

(212) 732-3200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 20, 2022

PRELIMINARY PROSPECTUS

SPDR® Gold MiniSharesSM

SPDR® GOLD MINISHARESSM TRUST, A SERIES OF

WORLD GOLD TRUST

The World Gold Trust (the “Trust”) is organized as a Delaware statutory trust with multiple series. Each series of the Trust issues shares of beneficial interest, which represent units of fractional undivided beneficial interest in and ownership of such series only. A single series of the Trust, the SPDR® Gold MiniSharesSM Trust (also referred to as “GLDM”), is offered pursuant to this prospectus. GLDM issues SPDR® Gold MiniSharesSM, which are referred to as “Shares” in this prospectus, unless the context otherwise requires. References to “Series” refer to GLDM and/or the other Series of the Trust, as applicable. The investment objective of GLDM is for the Shares to reflect the performance of the price of gold bullion, less GLDM’s expenses. The assets of GLDM include only gold bullion, gold bullion receivables and cash, if any.

GLDM intends to issue Shares on a continuous basis. The Shares may be purchased from GLDM only in one or more blocks of 100,000 Shares (a block of 100,000 Shares is called a “Creation Unit”). GLDM issues Shares in Creation Units to institutional investors referred to as “Authorized Participants” on an ongoing basis as described in “Plan of Distribution.” Creation Units will be offered continuously at the net asset value (“NAV”) for 100,000 Shares on the day that an order to create a Creation Unit is accepted by GLDM. GLDM Shares are listed on the NYSE Arca under the symbol “GLDM.” The closing price of the Shares on the NYSE Arca on September 19, 2022 was $33.26.

GLDM is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator with respect to GLDM or a commodity trading advisor with respect to GLDM.

WGC USA Asset Management Company, LLC is the Sponsor of the Trust (the “Sponsor”). The Trust was formed pursuant to an Agreement and Declaration of Trust dated as of August 27, 2014, as amended and restated on June 30, 2016, September 13, 2016, January 6, 2017 and April 16, 2018, and amended on February 6, 2020, between the Sponsor and the Trustee (the “Declaration of Trust”).

BNY Mellon Asset Servicing, a division of The Bank of New York Mellon (“BNYM”) is the Administrator (the “Administrator”) and Transfer Agent (the “Transfer Agent”) of the Trust. BNYM also serves as the custodian of the Trust’s cash, if any. The Sponsor appointed ICBC Standard Bank Plc as the custodian (the “Custodian”) of the Trust’s Gold Bullion, as defined below. Delaware Trust Company is the trustee of the Trust (the “Trustee”). State Street Global Advisors Funds Distributors, LLC is the marketing agent of the Trust (the “Marketing Agent”).

Investing in the Shares involves significant risks. See “Risk Factors” starting on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

GLDM issues and redeems Shares from time to time in Creation Units only to Authorized Participants in exchange for the delivery to GLDM, or the distribution by GLDM, of the amount of Gold Bullion represented by the Creation Units being created or redeemed. This amount is based on the combined NAV of the number of Shares included in the Creation Units being created or redeemed, as applicable, determined on the day the order to create or redeem Creation Units is accepted, as described in “Creation and Redemption of Shares.” The Shares are sold to the public at varying prices to be determined by reference to, among other considerations, the price of gold and the trading price of the Shares on the NYSE Arca at the time of each sale.

The Shares are neither interests in nor obligations of the Sponsor, the Trustee, the Administrator, the Transfer Agent, the Custodian, the Marketing Agent or their respective affiliates.

The date of this prospectus is                     , 2022.

This prospectus contains information you should consider when making an investment decision about the Shares. You may rely on the information contained in this prospectus. The Trust and the Sponsor have not authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the Shares in any jurisdiction where the offer or sale of the Shares is not permitted.

The Shares are not registered for public sale in any jurisdiction other than the United States.

Authorized Participants may be required to deliver a prospectus when making transactions in the Shares.

The data contained in the section captioned “Overview of The Gold Industry” is based on information obtained from sources that the Sponsor believes are reliable. This prospectus summarizes certain documents and other information in a manner the Sponsor believes to be accurate. In making an investment decision, you must rely on your own examination of the Trust, the gold industry, the operation of the Gold Bullion market, and the terms of the offering and the Shares, including the merits and risks involved, including those discussed under the heading “Risk Factors” in this prospectus.

“SPDR” is a product of S&P Dow Jones Indices LLC (“SPDJI”) and has been licensed for use by State Street Corporation. Standard and Poor’s and S&P are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); “SPDR” is a trademark of SPDJI; and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored,

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endorsed, sold or promoted by SPDJI. Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions or interruptions of SPDR®. Further limitations that could affect investors’ rights may be found in this prospectus.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THE LBMA GOLD PRICE, WHICH IS ADMINISTERED AND PUBLISHED BY ICE BENCHMARK ADMINISTRATION LIMITED (“IBA”), SERVES AS, OR AS PART OF, AN INPUT OR UNDERLYING REFERENCE FOR SPDR® GOLD MINISHARESSM TRUST.

THE LBMA GOLD PRICE IS A TRADEMARK OF PRECIOUS METALS PRICES LIMITED, AND IS LICENSED TO IBA AS THE ADMINISTRATOR OF THE LBMA GOLD PRICE. ICE BENCHMARK ADMINSTRATION IS A TRADEMARK OF IBA AND/OR ITS AFFILIATES. THE LBMA GOLD PRICE PM, AND THE TRADEMARKS LBMA GOLD PRICE AND ICE BENCHMARK ADMINISTRATION, ARE USED BY SPDR® GOLD MINISHARESSM TRUST WITH PERMISSION UNDER LICENCE BY IBA.

IBA AND ITS AFFILIATES MAKE NO CLAIM, PREDICATION, WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED FROM ANY USE OF THE LBMA GOLD PRICE, OR THE APPROPRIATENESS OR SUITABILITY OF THE LBMA GOLD PRICE FOR ANY PARTICULAR PURPOSE TO WHICH IT MIGHT BE PUT, INCLUDING WITH RESPECT TO SPDR® GOLD MINISHARESSM TRUST. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL IMPLIED TERMS, CONDITIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, AS TO QUALITY, MERCHANTABILITY, FITNESS FOR PURPOSE, TITLE OR NON-INFRINGEMENT, IN RELATION TO THE LBMA GOLD PRICE, ARE HEREBY EXCLUDED AND NONE OF IBA OR ANY OF ITS AFFILIATES WILL BE LIABLE IN CONTRACT OR TORT (INCLUDING NEGLIGENCE), FOR BREACH OF STATUTORY DUTY OR NUISANCE, FOR MISREPRESENTATION, OR UNDER ANTITRUST LAWS OR OTHERWISE, IN RESPECT OF ANY INACCURACIES, ERRORS, OMISSIONS, DELAYS, FAILURES, CESSATIONS OR CHANGES (MATERIAL OR OTHERWISE) IN THE LBMA GOLD PRICE, OR FOR ANY DAMAGE, EXPENSE OR OTHER LOSS (WHETHER DIRECT OR INDIRECT) YOU MAY SUFFER ARISING OUT OF OR IN CONNECTION WITH THE LBMA GOLD PRICE OR ANY RELIANCE YOU MAY PLACE UPON IT.

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Statement Regarding Forward-Looking Statements

This prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “it is likely” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that may occur in the future, including such matters as changes in commodity prices and market conditions (for gold and the Shares), the Trust’s operations, the Sponsor’s plans and references to GLDM’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus; general economic, market and business conditions; changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies; and other world economic and political developments. See “Risk Factors” starting on page 8. Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, GLDM’s operations or the value of the Shares. Moreover, neither the Sponsor nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Except as required under Item 512 of Regulation S-K or other applicable securities laws, none of the Trust, the Sponsor or the Marketing Agent is under a duty to update any of the forward-looking statements to conform such statements to actual results or to reflect a change in the Sponsor’s expectations or predictions.

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Prospectus Summary

This is only a summary of the prospectus and, while it contains material information about GLDM and the Shares, it does not contain or summarize all of the information about GLDM and the Shares contained in this prospectus that is material or that may be important to you. You should read this entire prospectus, including “Risk Factors” beginning on page 8, before making an investment decision about the Shares.

Definitions used in this prospectus can be found in the Glossary of Defined Terms in Appendix A.

TRUST STRUCTURE

The Trust

World Gold Trust (the “Trust”) was formed as a Delaware statutory trust on August 27, 2014. The Trust consists of multiple series (each, a “Series”). Each Series issues common units of beneficial interest (the “Shares”) that represent units of fractional undivided beneficial interest in and ownership of such Series. The term of the Trust and each Series is perpetual (unless terminated earlier in certain circumstances). The Trust was organized in separate series as a Delaware statutory trust rather than as separate statutory trusts to achieve certain administrative and other efficiencies. Delaware Trust Company is the sole Trustee of the Trust.

GLDM

The Series offered pursuant to this prospectus is the SPDR® Gold MiniSharesSM Trust, which is sometimes referred to herein as “GLDM.” The investment objective of GLDM is for the Shares to reflect the performance of the price of gold bullion, less GLDM’s expenses. GLDM’s only ordinary recurring expense is the Sponsor’s annual fee of 0.10% of the NAV of GLDM. The Sponsor believes that, for many investors, the Shares represent a cost-effective investment in gold. The Shares of GLDM represent units of fractional undivided beneficial interest in and ownership of GLDM and will be offered on a continuous basis. GLDM issues and redeems Shares from time to time in Creation Units only to Authorized Participants. GLDM Shares trade under the ticker symbol “GLDM” on the NYSE Arca and other securities exchanges. Authorized Participants and other investors buy and sell Shares in the secondary market, largely in response to changing demand for GLDM Shares.

The Sponsor

The Sponsor of the Trust and GLDM is WGC USA Asset Management Company, LLC (“WGC AM”). The Sponsor is a Delaware limited liability company and was formed on August 1, 2014. Under the Delaware Limited Liability Company Act and the governing documents of the Sponsor, WGC (US) Holdings, Inc. (“WGCUS”), the sole member of the Sponsor, is not responsible for the debts, obligations and liabilities of the Sponsor solely by reason of being the sole member of the Sponsor. WGC AM is wholly-owned by WGCUS, a corporation registered under Delaware law.

The Sponsor is responsible for establishing GLDM and for the registration of the Shares. The Sponsor generally oversees the performance of GLDM’s principal service providers, but does not exercise day-to-day oversight over such service providers. The Sponsor maintains a public website on behalf of GLDM, containing information about GLDM and the Shares. The Sponsor’s website is www.spdrgoldshares.com. This Internet address is only provided here as a convenience to you and the information contained on or connected to the Sponsor’s website is not considered part of this prospectus.

The Administrator

The Administrator of GLDM is BNY Mellon Asset Servicing, a division of The Bank of New York Mellon (“BNYM”). The Administrator is generally responsible for the day-to-day administration and operation of GLDM, including the calculation of GLDM’s NAV and NAV per Share.

The Transfer Agent

BNYM serves also as GLDM’s Transfer Agent in connection with Creation and Redemption transactions of Shares and acts as GLDM’s distribution disbursing agent. The Transfer Agent receives and processes orders from Authorized Participants to create and redeem Creation Units and coordinates the processing of such orders with the Custodian and The Depository Trust Company (“DTC”).

The Custodian (Cash Only)

BNYM serves also as the custodian of GLDM’s cash, if any. BNYM is generally responsible for establishing and maintaining one or more cash accounts for GLDM. BNYM also maintains books and records segregating the assets of GLDM from the assets of any other series of the Trust.

The Custodian

The Sponsor has appointed ICBC Standard Bank Plc as the Custodian of GLDM. The Custodian is responsible for the safekeeping of the Gold Bullion bars delivered to GLDM in connection with the creation of Creation Units by Authorized Participants. The Custodian also facilitates the transfer of Gold Bullion into and out of GLDM through Gold Bullion accounts it maintains for Authorized Participants and GLDM. The Custodian is a market maker, clearer and approved weigher under the rules of the London Bullion Market Association (“LBMA”). In addition, the Custodian has agreed under the Allocated Gold Account Agreement to maintain insurance in connection with the storage of GLDM’s precious metal on such terms and conditions as it considers appropriate, which may not cover the full amount of gold. There can be no guarantee such insurance will be sufficient to cover all potential loss of gold deposits.

The Marketing Agent

The Marketing Agent is State Street Global Advisors Funds Distributors, LLC. The Sponsor has entered into the Marketing Agent Agreement with the Marketing Agent to assist the Sponsor in marketing the Shares. The Marketing Agent is a registered broker-dealer with the SEC and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

GLDM’S OBJECTIVE

The investment objective of GLDM is for the Shares to reflect the performance of the price of gold bullion, less the expenses of GLDM’s operations. GLDM’s only ordinary recurring expense is the Sponsor’s annual fee of 0.10% of the NAV of GLDM. The Shares are designed for investors who want a cost-effective and convenient way to invest in gold. Advantages of investing in the Shares include:

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Ease and Flexibility of Investment. The Shares trade on the NYSE Arca and provide institutional and retail investors with indirect access to the gold bullion market. The Shares may be bought and sold on the NYSE Arca like any other exchange-listed securities, and the Shares regularly trade until 4:00 p.m. New York time.

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Expenses. The Sponsor expects that, for many investors, costs associated with buying and selling the Shares in the secondary market and the payment of GLDM’s ongoing expenses will be lower than the costs associated with buying and selling gold bullion and storing and insuring gold bullion in a traditional allocated gold bullion account.

Investing in the Shares does not insulate the investor from certain risks, including price volatility. See “Risk Factors.”

GLDM’S GOLD HOLDINGS AS OF AUGUST 31, 2022

At August 31, 2022, the amount of gold owned by GLDM and held by the Custodian in its vault was 2,953,263 ounces, 100% of which is allocated gold in the form of London Good Delivery gold bars with a market value of $5,055,616,456 based on the LBMA Gold Price PM on August 31, 2022 (cost—$5,109,297,014).

An allocated account is an account with a bullion dealer, which may also be a bank, to which individually identified gold bars owned by the account holder are credited. The gold bars in an allocated gold account are specific to that account and are identified by a list which shows, for each gold bar, the refiner, assay or fineness, serial number and gross and fine weight. All of the Trust’s gold is fully allocated at the end of each business day. The Custodian provides the Trustee with regular reports detailing the gold transfers in and out of the Trust’s allocated account at the Custodian and identifying the gold bars held in the Trust’s allocated account at the Custodian. Gold held in the Trust’s allocated account is the property of the Trust and is not traded, leased or loaned under any circumstances.

PRINCIPAL OFFICES

GLDM’s office is located at 685 Third Avenue, 27th Floor, New York, New York 10017 and its telephone number is 212-317-3800. The Sponsor’s office is located at 685 Third Avenue, 27th Floor, New York, New York 10017 and its telephone number is 212-317-3800. The Trustee’s office is located at 251 Little Falls Drive, Wilmington, Delaware 19808. The Administrator’s office is located at 2 Hanson Place, Brooklyn, New York 11217. The Transfer Agent’s office is located at 2 Hanson Place, Brooklyn, New York 11217. The Custodian’s office is located at 20 Gresham Street, London, EC2V 7JE, United Kingdom. The Marketing Agent’s office is located at One Iron Street, Boston, Massachusetts 02210.

The Offering

Offering	The Shares represent units of fractional undivided beneficial interest in and ownership of GLDM.

Shares outstanding and NAV per share	As of September 19, 2022, 144,050,000 Shares were outstanding and the estimated NAV per Share as determined by GLDM for September 19, 2022 was $33.05.

Use of Proceeds	Proceeds received by GLDM from the issuance and sale of Creation Units consist of Gold Bullion deposits. During the life of GLDM such proceeds will only be (1) held by GLDM, (2) disbursed or sold as needed to pay GLDM’s ongoing expenses and (3) distributed to Authorized Participants in connection with the redemption of Creation Units.

NYSE Arca Symbol	GLDM

CUSIP	98149E 303

Creation and Redemption	GLDM issues and redeems the Shares from time to time, but only in large aggregations of Shares (as of the date of this prospectus, 100,000 Shares) referred to as Creation Units. Creation Units may be created or redeemed only by Authorized Participants. The creation and redemption of Creation Units require the delivery to GLDM or the distribution by GLDM of the amount of Gold Bullion represented by the Creation Units being created or redeemed. The dollar amount of a Creation Unit is a function of the NAV of the number of Shares included in the Creation Unit. The initial amount of Gold Bullion required for deposit with GLDM to create Shares is 1,000 ounces per Creation Unit. The number of ounces of Gold Bullion required to create a Creation Unit or to be delivered upon the redemption of a Creation Unit gradually decreases over time, due to the accrual of GLDM’s expenses and the sale of GLDM’s Gold Bullion to pay GLDM’s expenses. Authorized Participants pay a transaction fee for each order to create or redeem Creation Units. Authorized Participants may sell the Shares included in the Creation Units they create to other investors. See the section “Creation and Redemption of Shares” for more details.

Net Asset Value

GLDM’s NAV is the aggregate value of GLDM’s assets less its liabilities (which include estimated accrued but unpaid fees and expenses). GLDM’s NAV is calculated based on the price of gold per ounce times the number of ounces of gold owned by GLDM. For purposes of calculating NAV, the number of ounces of gold owned by GLDM reflects the amount of gold delivered into (or out of) GLDM on a daily basis by Authorized Participants creating and redeeming Shares. Except as otherwise described herein, in determining the NAV of GLDM, the Administrator generally values the Gold Bullion held by GLDM on the basis of the LBMA Gold Price PM. If no LBMA Gold Price PM is made on a particular evaluation day or if the

LBMA Gold Price PM has not been announced by 12:00 p.m. New York time on a particular evaluation day, the next most recent LBMA Gold Price (AM or PM) is used to determine the NAV of GLDM, unless the Sponsor determines that such price is inappropriate to use as the basis for such determination. If the Sponsor determines that such price is inappropriate to use, it shall identify an alternate basis for evaluation of the Gold Bullion held by GLDM.

The Administrator also determines the NAV per Share, which equals GLDM’s NAV, divided by the number of outstanding Shares.

Purchases and Sales in the Secondary Market	The Shares of GLDM are listed on the NYSE Arca and traded on the NYSE Arca and other national securities exchanges.

Creation Units of Shares in GLDM may be created or redeemed only by Authorized Participants. It is expected that Creation Units in GLDM will be created when there is sufficient demand for Shares in GLDM as when, for example, the market price per Share is at a premium to the NAV per Share. Authorized Participants are expected to sell such Shares to the public at prices that are expected to reflect, among other factors, the intra-day value of gold and the supply of and demand for Shares at the time of sale. Similarly, it is expected that Creation Units in GLDM will be redeemed when the market price per Share of GLDM is at a discount to the NAV per Share. Retail investors seeking to purchase or sell Shares on any day are expected to effect such transactions in the secondary market, on the NYSE Arca or other national securities exchanges, at the market price per Share, rather than in connection with the creation or redemption of Creation Units.

The market price of the Shares of GLDM is not identical to the end-of-day NAV per Share. However, the market price per Share is expected to be close to the intra-day value of GLDM, which is provided on the Sponsor’s website. Investors are able to use the indicative intra-day value per Share as a reference to help determine if they want to purchase or sell Shares in the secondary market. The indicative intra-day value per Share of GLDM is based on the prior day’s final NAV, adjusted four times per minute throughout the trading day to reflect the continuous estimated price changes of GLDM’s investments in gold to provide a continuously updated estimated NAV per Share. Retail investors may purchase and sell Shares through traditional brokerage accounts or other intermediaries. Purchases or sales of Shares may be subject to customary brokerage commissions and other transaction charges. Investors are encouraged to review the terms of their brokerage accounts for applicable charges.

GLDM Expenses	GLDM’s only ordinary recurring expense is the Sponsor’s annual fee of 0.10% of GLDM’s NAV. The Sponsor’s annual fee accrues daily and is payable by GLDM monthly in arrears. GLDM’s expenses reduce the NAV of GLDM.

Sponsor Fees	The Sponsor receives an annual fee equal to 0.10% of the daily NAV of GLDM. The Sponsor’s compensation is paid in consideration of the Sponsor’s (i) services under the Sponsor Agreement and the Declaration of Trust and (ii) the payment by the Sponsor of the ordinary fees and expenses of GLDM, including but not limited to, the fees charged by the Administrator, the Custodian, the Marketing Agent and the Trustee. The Sponsor shall not be required to pay any extraordinary expenses not incurred in the ordinary course of GLDM’s business. Extraordinary expenses are fees and expenses that are unexpected or unusual in nature, such as legal claims and liabilities and litigation costs or indemnification or other unanticipated expenses. Extraordinary fees and expenses also include material expenses which are not currently anticipated obligations of GLDM. Routine operational, administrative and other ordinary expenses are not deemed extraordinary expenses.

Voting Rights	Shareholders have no voting rights except as the Sponsor may consider desirable and so authorize in its sole discretion.

Termination Events	The Sponsor may terminate and liquidate GLDM or the Trust for any reason in its sole discretion. The Sponsor would likely terminate and liquidate GLDM if one of the following events occurs:

•	DTC, the securities depository for the Shares, is unwilling or unable to continue as the securities depository for the Shares and the Sponsor determines that no suitable replacement is available;

•	The Shares are delisted from the NYSE Arca and are not listed for trading on another U.S. national securities exchange within five Business Days from the date the Shares are delisted; or

•	The Trust fails to qualify for treatment, or ceases to be treated, for U.S. federal income tax purposes, as a grantor trust.

For additional information relating to resignation of the Custodian, see “Risk Factors — Risks Related to the Custodian — Resignation of the Custodian would likely lead to the termination of GLDM if no successor is appointed.”

Upon the termination of GLDM, the Sponsor will, within a reasonable time after the termination of GLDM, sell all of the Gold Bullion not already distributed to Authorized Participants redeeming Creation Units, if any, and, after paying or making provision for GLDM’s liabilities, distribute the proceeds to the Shareholders.

Authorized Participants

Creation Units may be created or redeemed only by Authorized Participants. Each Authorized Participant must (1) be a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (2) be a DTC Participant, and (3) have entered into an agreement to create and redeem GLDM

Shares, referred to as a “Participant Agreement.” The Participant Agreement provides the procedures for the creation and redemption of Creation Units and for the delivery of Gold Bullion required for such creations or redemptions. A list of the current Authorized Participants can be obtained from the Administrator or the Sponsor. See “Creation and Redemption of Shares” for more details.

Clearance and Settlement	The Shares are evidenced by global certificates that the Trust issues to DTC. The Shares are available only in book-entry form. Shareholders may hold their Shares through DTC, if they are DTC Participants, or indirectly through entities that are DTC Participants.

Risk Factors

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this prospectus, including GLDM’s financial statements and the related notes.

RISKS RELATED TO GOLD

The sale of GLDM’s gold bullion to pay expenses at a time of low gold prices could adversely affect the value of the Shares.

The Sponsor will sell gold bullion held by GLDM to pay GLDM expenses on an as-needed basis irrespective of then-current gold prices. GLDM is not actively managed and no attempt will be made to buy or sell gold bullion to protect against or to take advantage of fluctuations in the price of gold. Consequently, GLDM’s gold bullion may be sold at a time when the gold price is low, resulting in a negative effect on the value of the Shares.

An adverse development may lead to a decrease in gold bullion trading prices.

An adverse development with respect to one or more factors such as global gold supply and demand, investors’ inflation expectations, exchange rate volatility and interest rate volatility may lead to a decrease in gold bullion trading prices. A decline in prices of gold would have a negative impact on GLDM’s NAV and the Shares.

Substantial sales of gold by the official sector could adversely affect an investment in the Shares.

The official sector consists of central banks, other governmental agencies and multi-lateral institutions that buy, sell and hold gold as part of their reserve assets. The official sector holds a significant amount of gold, most of which is static, meaning that it is held in vaults and is not bought, sold, leased or swapped or otherwise mobilized in the open market. In the event that future economic, political or social conditions or pressures require members of the official sector to liquidate their gold assets all at once or in an uncoordinated manner, the demand for gold might not be sufficient to accommodate the sudden increase in the supply of gold to the market. Consequently, the price of gold could decline significantly, which would adversely affect an investment in the Shares.

Crises may motivate large-scale sales of gold, which could decrease the price of gold and adversely affect an investment in the Shares.

The possibility of large-scale distress sales of gold in times of crisis may have a negative impact on the price of gold and adversely affect an investment in the Shares. For example, the 2008 financial crisis resulted in significantly depressed prices of gold largely due to forced sales and deleveraging by institutional investors such as hedge funds and pension funds. Crises in the future may impair gold’s price performance, which would, in turn, adversely affect an investment in the Shares.

Purchasing activity in the gold market associated with the delivery of gold bullion to GLDM in exchange for Creation Units may cause a temporary increase in the price of gold, which may adversely affect an investment in the Shares.

Purchasing activity associated with acquiring the gold bullion required for deposit into GLDM in connection with the creation of Creation Units may temporarily increase the market price of gold, which would likely result in higher prices for the Shares. Temporary increases in the market price of gold may also occur as a result of the purchasing activity of other market participants. Other market participants may attempt to benefit from an increase in the market price of gold that may result from increased purchasing activity of gold connected with the issuance of Creation Units. Consequently, the market price of gold may decline immediately after Creation Units are created. If the price of gold declines, it will have a negative impact on the value of the Shares.

The price of gold may be affected by the sale of gold by exchange-traded funds (“ETFs”) or other exchange-traded vehicles tracking gold markets.

To the extent existing ETFs or other exchange-traded vehicles tracking gold markets represent a significant proportion of demand for physical gold bullion, large redemptions of the securities of these ETFs or other exchange traded vehicles could negatively affect physical gold bullion prices and the price and NAV of the Shares.

The value of the gold bullion held by GLDM is determined using the LBMA Gold Price PM. Potential discrepancies in the calculation of the LBMA Gold Price, as well as any future changes to the LBMA Gold Price, could offset the value of the gold bullion held by GLDM and could have an adverse effect on the methodology used to calculate the investment in the Shares.

The LBMA Gold Price is determined twice each Business Day (10:30 a.m. and 3:00 p.m. London time) by the participants in a physically settled, electronic and tradable auction administered by the IBA. The IBA oversees a bidding process that determines the price of gold by matching buy and sell orders submitted by the participants for the applicable auction time. GLDM’s NAV is determined each day that the NYSE Arca is open for regular trading, based on the price of gold per ounce applied against the number of ounces of gold owned by GLDM. In determining the NAV, the Administrator generally will value the gold bullion held by GLDM using the LBMA Gold Price PM.

In the event that the LBMA Gold Price does not prove to be an accurate benchmark and the LBMA Gold Price varies materially from the price determined by other mechanisms, the NAV of GLDM and the value of an investment in the Shares could be adversely affected. Any future developments in the benchmark, to the extent they have a material impact on the LBMA Gold Price, could adversely affect the NAV of GLDM and the value of an investment in the Shares.

Further, the calculation of the LBMA Gold Price is not an exact process. Rather, it is based upon a procedure of matching orders from participants in the auction process and their customers to sell gold with orders from participants in the auction process and their customers to buy gold at particular prices. The LBMA Gold Price does not therefore purport to reflect each buyer or seller of gold in the market, nor does it purport to set a definitive price for gold at which all orders for sale or purchase will take place on that particular day or time. All orders placed into the auction process by the participants will be executed on the basis of the price determined pursuant to the LBMA Gold Price auction process (provided that orders may be cancelled, increased or decreased while the auction is in progress). It is possible that electronic failures or other unanticipated events may occur that could result in delays in the announcement of, or the inability of the system to produce, an LBMA Gold Price on any given date.

If concerns about the integrity or reliability of the LBMA Gold Price arise, even if eventually shown to be without merit, such concerns could adversely affect investor interest in gold and therefore adversely affect the price of gold and the value of an investment in the Shares. Because the NAV of GLDM is determined using the LBMA Gold Price, discrepancies in or manipulation of the calculation of the LBMA Gold Price could have an adverse impact on the value of an investment in the Shares. Furthermore, any concern about the integrity or reliability of the pricing mechanism could disrupt trading in gold and products using the LBMA Gold Price, such as the Shares. In addition, these concerns could potentially lead to both changes in the manner in which the LBMA Gold Price is calculated and/or the discontinuance of the LBMA Gold Price altogether. Each of these factors could lead to less liquidity or greater price volatility for gold and products using the LBMA Gold Price, such as the Shares, or otherwise could have an adverse impact on the trading price of the Shares.

Because GLDM invests only in gold, an investment in GLDM may be more volatile than an investment in a more broadly diversified portfolio.

GLDM invests only in gold. As a result, GLDM’s holdings are not diversified. Accordingly, GLDM’s NAV may be more volatile than another investment vehicle with a more broadly diversified portfolio and may fluctuate substantially over short or long periods of time. The price of gold can be volatile because gold is comparatively less liquid than other commodities. Fluctuations in the price of gold are expected to have a direct impact on the value of the Shares.

An investment in GLDM may be deemed speculative and is not intended as a complete investment program. An investment in the Shares should be considered only by persons financially able to maintain their investment and who can bear the risk of loss associated with an investment in GLDM. Investors should review closely the objective and strategy and redemption provisions of GLDM, as discussed herein, and familiarize themselves with the risks associated with an investment in GLDM.

RISKS RELATED TO THE CUSTODY OF GOLD

GLDM relies on the Custodian for the safekeeping of its gold bullion. Failure by the Custodian to exercise due care in the safekeeping of GLDM’s gold bullion could result in a loss to GLDM.

GLDM relies on the Custodian for the safekeeping of essentially all of its gold bullion. The Administrator is not liable for the acts or omissions of the Custodian. The Administrator has no obligation to monitor the activities of the Custodian other than to receive and review reports prepared by the Custodian pursuant to the Custody Agreements. In addition, the ability to monitor the performance of the Custodian may be limited because under the Custody Agreements, the Trust and the Sponsor and any accountants or other inspectors selected by the Sponsor have only limited rights to visit the premises of the Custodian for the purpose of examining GLDM’s gold bullion and certain related records maintained by the Custodian. As a result of the above, any failure by the Custodian to exercise due care in the safekeeping of GLDM’s gold bullion may not be detectable or controllable by the Administrator and could result in a loss to GLDM.

Failure by a subcustodian to exercise due care in the safekeeping of GLDM’s gold bullion bars could result in a loss to GLDM.

Under the Allocated Bullion Account Agreement, the Custodian agreed that it will hold all of GLDM’s gold bullion bars in its own vault premises except when the gold bullion bars have been allocated in a vault other than the Custodian’s vault premises, and in such cases the Custodian agreed that it will use commercially reasonable efforts promptly to transport the gold bullion bars to the Custodian’s vault, at the Custodian’s cost and risk. Nevertheless, there will be periods of time when some portion of GLDM’s gold bullion bars will be held by one or more subcustodians appointed by the Custodian.

The Custodian is required under the Allocated Bullion Account Agreement to use reasonable care in appointing their subcustodians and will monitor the conduct of each of their subcustodians, and promptly advise the Trust of any difficulties or problems existing with respect to such subcustodian. However, the gold bullion held by a subcustodian is held in the name of the Custodian, and not in the name of GLDM, and the account with each subcustodian is only subject to the Custodian’s instructions. In the event a subcustodian fails to exercise due care in the safekeeping of GLDM’s gold bullion, there could be a resulting loss, and GLDM may have limited or no ability to pursue any action against the subcustodian.

The ability of the Administrator and the Custodian to take legal action against subcustodians may be limited, which increases the possibility that GLDM may suffer a loss if a subcustodian does not use due care in the safekeeping of GLDM’s gold bullion bars.

If any subcustodian that holds gold bullion on a temporary basis does not exercise due care in the safekeeping of GLDM’s gold bullion bars, the ability of the Trust or the Custodian to recover damages against such subcustodian may be limited to only such recourse, if any, as may be available under applicable English law or, if the subcustodian is not located in England, under other applicable law. This is because there are expected to be no written contractual arrangements between subcustodians who may hold GLDM’s gold bullion bars and the Trust or the Custodian, as the case may be. If the Trust’s or the Custodian’s recourse against the subcustodian is so limited, GLDM may not be adequately compensated for the loss.

Gold bullion held in GLDM’s unallocated gold bullion account and any Authorized Participant’s unallocated gold bullion account is not segregated from the Custodian’s assets. If the Custodian becomes insolvent, its assets may not be adequate to satisfy a claim by GLDM or any Authorized Participant. In addition, in the event of the Custodian’s insolvency, there may be a delay and costs incurred in identifying the gold bullion bars held in GLDM’s allocated gold bullion account.

Gold bullion that is part of a deposit for a purchase order or part of a redemption distribution is held for a time in GLDM’s Unallocated Account and in the case of creations and redemptions, previously or subsequently, in the Authorized Participant Unallocated Account of the purchasing or redeeming Authorized Participant. During those times, GLDM and the Authorized Participant, as the case may be, will have no proprietary rights to any specific bars of gold bullion held by the Custodian and will each be an unsecured creditor of the Custodian with respect to the amount of gold bullion held in such unallocated accounts. In addition, if the Custodian fails to allocate GLDM’s gold bullion in a timely manner, in the proper amounts or otherwise in accordance with the terms of the Unallocated Bullion Account Agreement, or if a subcustodian fails to so segregate gold bullion held by it on behalf of GLDM, unallocated gold bullion will not be segregated from the Custodian’s assets, and GLDM will be an unsecured creditor of the Custodian with respect to the amount so held in the event of the insolvency of the Custodian. In the event the Custodian becomes insolvent, the Custodian’s assets might not be adequate to satisfy a claim by GLDM or the Authorized Participant for the amount of gold bullion held in their respective unallocated gold bullion accounts.

In the event of the insolvency of the Custodian, a liquidator may seek to freeze access to the gold bullion held in all of the accounts held by the Custodian, including the Allocated Account. Although GLDM would retain legal title to the allocated gold bullion bars, it could incur expenses in connection with obtaining control of the allocated gold bullion bars, and the assertion of a claim by such liquidator for unpaid fees due to the Custodian could delay creations and redemptions of Creation Units.

The lack of diversification of vault premises for the physical gold bullion held by the Custodian could result in significant losses to GLDM if the gold bullion held at such premises is lost, damaged, stolen or inaccessible.

Unless otherwise agreed between GLDM and the Custodian, custody of the gold bullion deposited with and held for the account of GLDM is provided by the Custodian at its London, England vaults or, when gold bullion has been allocated in a vault other than the Custodian’s London vault premises, by or for any subcustodian employed by the Custodian for the temporary custody and safekeeping of gold bullion until it can be transported to the Custodian’s London vault premises. The lack of diversification of vault premises could result in significant losses to GLDM if its gold bullion bars held by the Custodian or any subcustodian on behalf of GLDM at any single location are lost, damaged, or stolen. The lack of diversification of vault premises could also result in significant losses if the gold bullion held at a single location becomes inaccessible for a substantial period of time due to natural events (such as an earthquake) or human actions (such as a terrorist attack).

The Custodian is authorized to appoint from time to time one or more subcustodians to hold GLDM’s gold bullion until it can be transported to the Custodian’s vaults.

The gold bullion custody operations of the Custodian are not subject to specific governmental regulatory supervision.

The Custodian is responsible for the safekeeping of GLDM’s gold bullion and also facilitates the transfer of gold bullion into and out of GLDM. Although the Custodian is a market maker, clearer and approved weigher under the rules of the LBMA (which sets out good practices for participants in the bullion market), the LBMA is not an official or governmental regulatory body. Furthermore, although the Custodian is generally regulated in the UK by the Prudential Regulatory Authority and the FCA, such regulations do not directly cover the Custodian’s gold bullion custody operations in the UK. Accordingly, GLDM is dependent on the Custodian to comply with the best practices of the LBMA and to implement satisfactory internal controls for their gold bullion custody operations to keep GLDM’s gold bullion secure.

RISKS RELATED TO TAXES

If a U.S. investor who or that is an individual, estate or trust (each referred to in this paragraph and the next paragraph as an “individual”) sells or exchanges the Shares held for more than a year, any gain recognized on the sale or exchange generally will be subject to federal income tax at a maximum rate of 28% rather than the lower maximum rates applicable to most other long-term capital gains an individual recognizes.

Gains recognized by an individual from the sale of “collectibles,” which term includes gold held for more than one year, are subject to federal income tax at a maximum rate of 28% rather than the lower maximum rates applicable to most other long-term capital gains individuals recognize (currently a maximum of 20% for individuals). For these purposes, a gain that an individual recognizes on the sale of an interest in a “grantor trust” that holds collectibles (such as the Trust) is treated as a gain recognized on the sale of the collectibles, to the extent the gain is attributable to unrealized appreciation in value of the collectibles. Therefore, any gain recognized by an individual U.S. investor attributable to a sale or exchange of shares held for more than one year, or attributable to the sale of any gold that the investor is treated (through its ownership of shares) as having held for more than one year, generally will be subject to federal income tax at a maximum rate of 28%. The tax rates for capital gains recognized on the sale of assets held by an individual U.S. investor for one year or less, or by a taxpayer other than an individual, are generally the same as those at which ordinary income is taxed.

U.S. shareholders will be required to recognize a gain or loss upon a sale of gold by GLDM, even though some or all of the proceeds of such sale are used by the Sponsor to pay expenses. U.S. shareholders may deduct their respective pro rata shares of each expense incurred by GLDM to the same extent as if they directly incurred such an expense. U.S. shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of GLDM as miscellaneous itemized deductions. An individual may not deduct miscellaneous itemized deductions for tax years beginning after December 31, 2017 and before January 1, 2026. For tax years beginning before January 1, 2018 and after December 31, 2025, individuals may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to phase-outs and other limitations under applicable provisions of the Internal Revenue Code and regulations thereunder and, if the U.S. shareholder is an individual subject to the alternative minimum tax, may not be deductible at all.

GENERAL RISKS

GLDM is exposed to various operational risks.

GLDM is exposed to various operational risks, including human error, information technology failures and failure to comply with formal procedures intended to mitigate these risks, and is particularly dependent on electronic means of communicating, record-keeping and otherwise conducting business. In addition, GLDM generally exculpates, and in some cases indemnifies, counterparties with respect to losses arising from unforeseen circumstances and events, which may include the interruption, suspension or restriction of trading on or the closure of NYSE Arca, power or other mechanical or technological failures or interruptions, computer viruses, communications disruptions, work stoppages, natural disasters, fire, war, terrorism, riots, rebellions or other circumstances beyond its or its counterparties’ control. Accordingly, GLDM generally bears the risk of loss with respect to these unforeseen circumstances and events to the extent relating to GLDM or the Shares.

Although it is expected that GLDM’s direct counterparties will generally have disaster recovery or similar programs or safeguards in place to mitigate the effect of such unforeseen circumstances and events, these safeguards may not be in place for all parties whose activities may affect the performance of GLDM, and these safeguards, even if implemented, may not be successful in preventing losses associated with such unforeseen circumstances and events. Moreover, the systems and applications on which GLDM relies may not continue to operate as intended. In addition to potentially causing performance failures at, or direct losses to, GLDM, any such unforeseen circumstances and events or operational failures may further distract the counterparties or personnel on which GLDM relies, reducing their ability to conduct the activities on which GLDM is dependent.

These risks cannot be fully mitigated or prevented, and further efforts or expenditures to do so may not be cost-effective, whether due to reduced benefits from implementing additional or redundant safeguards or due to increases in associated maintenance requirements and other expenses that may make it more costly for GLDM to operate in more typical circumstances.

GLDM as well as the Sponsor and its service providers are vulnerable to the effects of geopolitical events and the continuation of the war in Ukraine or other hostilities.

Geopolitical events and the continuation of the hostilities in Ukraine or other hostilities could disrupt and potentially impact the business activities of the Sponsor and its service providers and have an adverse effect on GLDM.

In late February 2022, Russia launched an invasion of Ukraine, significantly amplifying already existing geopolitical tensions among Russia and other countries in the region and in the west. On March 7, 2022, the LBMA suspended its accreditation of six Russian precious metals refiners. The LBMA stated that existing bars produced by the refiners before their suspension will still be accepted as good delivery. Following an announcement at the G7 Summit to collectively ban the import of Russian gold, the UK passed regulations which prohibit the director or indirect (i) import of gold that originated in Russia, (ii) acquisition of gold that originated in Russia or is located in Russia and (iii) supply or delivery of gold that originated in Russia, all after July 21, 2022. Similarly, US regulations prohibit the import of gold of Russian origin into the United States on or after June 28, 2022 and EU regulations prohibit the direct or indirect import, purchase or transfer of gold if it originates in Russia and has been exported from Russia after July 22, 2022.

The responses of countries and political bodies to Russia’s actions, the larger overarching tensions, and Ukraine’s military response and the potential for wider conflict may increase financial market volatility generally, have adverse effects on regional and global economic markets, and cause volatility in the price of gold and the price of the Shares. In addition, the conflict in Ukraine, along with global political fallout and implications including sanctions, shipping disruptions, collateral war damage, and a potential expansion of the conflict beyond Ukraine’s borders, could disturb the gold market.

GLDM as well as the Sponsor and its service providers are vulnerable to the effects of public health crises, including the ongoing novel coronavirus pandemic (the “COVID-19 pandemic”).

Pandemics and other public health crises may cause a curtailment of business activities which may potentially impact the ability of the Sponsor and its service providers to operate. The COVID-19 pandemic or a similar public health threat could adversely impact GLDM by causing operating delays and disruptions, market disruption and shutdowns (including as a result of government regulation and prevention measures). The COVID-19 pandemic has had and will likely continue to have serious negative effects on social, economic and financial systems, including significant uncertainty and volatility in the financial markets. To date, the impact of COVID-19 has not materially affected the operations of GLDM.

The service providers engaged by GLDM may not carry adequate insurance to cover claims against them by GLDM, which could adversely affect the value of net assets of GLDM.

The Administrator, the Custodian, and other service providers engaged by GLDM maintain such insurance as they deem adequate with respect to their respective businesses. Shareholders cannot be assured that any of the aforementioned parties will maintain any insurance with respect to GLDM’s assets held or the services that such parties provide to GLDM and, if they maintain insurance, that such insurance is sufficient to satisfy any losses incurred by them in respect of their relationship with GLDM. Accordingly, GLDM will have to rely on the efforts of the service provider to recover from their insurer compensation for any losses incurred by GLDM in connection with such arrangements.

GLDM’s obligation to indemnify certain of its service providers could adversely affect an investment in the Shares.

GLDM has agreed to indemnify certain of its service providers, including the Custodian, the Sponsor and the Trustee, for certain liabilities incurred by such parties in connection with their respective agreements to provide services for GLDM. In the event GLDM is required to indemnify any of its service providers, it may be required to sell gold bullion to cover such expenses and the NAV would be reduced accordingly, thus adversely affecting an investment in the Shares.

Potential conflicts of interest may arise among the Sponsor or its affiliates and GLDM.

The Sponsor manages the business and affairs of GLDM. Conflicts of interest may arise among the Sponsor and its affiliates, on the one hand, and GLDM and its shareholders, on the other hand. As a result of these conflicts, the Sponsor may favor its own interests and the interests of its affiliates over GLDM and its shareholders. These potential conflicts include, among others:

•	The Trust, on behalf of GLDM, has agreed to indemnify the Sponsor and its affiliates pursuant to the terms of the Declaration of Trust.

•	The Sponsor, its affiliates and their officers and employees are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with GLDM.

RISKS RELATED TO THE SHARES

GLDM is a passive investment vehicle and is not actively managed.

GLDM does not manage its portfolios to sell gold bullion at times when its price is high or acquire gold bullion at low prices in the expectation of future price increases. Also, GLDM does not use any of the hedging techniques available to professional gold investors to attempt to reduce the risks of losses resulting from gold price decreases. Any losses sustained by GLDM will adversely affect the value of the Shares.

The costs inherent in buying or selling Shares may detract significantly from investment results.

Buying or selling Shares on an exchange involves two types of costs that apply to all securities transactions effectuated on an exchange. When buying or selling Shares through a broker or other intermediary, you will likely incur a brokerage commission or other charges imposed by that broker or intermediary. In addition, you may incur the cost of the “spread,” that is, the difference between what investors are willing to pay for Shares (the “bid” price) and the price at which they are willing to sell Shares (the “ask” price). Because of the costs inherent in buying or selling Shares, frequent trading may detract significantly from investment results and an investment in Shares may not be advisable for investors who anticipate regularly making small investments.

The lack of an active trading market or a halt in trading of the Shares may result in losses on investment at the time of disposition of the Shares.

Although the Shares are listed for trading on NYSE Arca, we cannot guarantee that an active trading market for the Shares will be maintained. If an investor needs to sell Shares at a time when no active market for the Shares exists, or there is a halt in trading of securities generally or of the Shares, this will most likely adversely affect the price the investor receives for the Shares (assuming the investor is able to sell them).

The Shares may trade at a price that is at, above or below the NAV per Share and any discount or premium in the trading price relative to the NAV per Share may widen as a result of non-concurrent trading hours between the COMEX and NYSE Arca.

The Shares may trade at, above or below the NAV per Share. The NAV per Share fluctuates with changes in the market value of GLDM’s assets. The trading price of the Shares fluctuates in accordance with changes in the

NAV per Share as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV per Share may be influenced by non-concurrent trading hours between the COMEX and NYSE Arca. While the Shares trade on NYSE Arca until 4:00 p.m. New York time, liquidity in the global gold market may be reduced after the close of the COMEX at 1:30 p.m. New York time. As a result, after 1:30 p.m. New York time, trading spreads, and the resulting premium or discount, on the Shares may widen.

However, because shares can be created and redeemed in Creation Units at NAV (unlike shares of many closed-end funds, which frequently trade at appreciable discounts from, and sometimes at premiums to, their NAVs), the Sponsor believes that large discounts or premiums to the NAV of GLDM are not likely to be sustained over the long term. While the creation/redemption feature is designed to make it more likely that the Shares normally will trade on stock exchanges at prices close to GLDM’s next calculated NAV, exchange prices are not expected to correlate exactly with GLDM’s NAV due to timing reasons, supply and demand imbalances and other factors. In addition, disruptions to creations and redemptions, including disruptions at market makers or Authorized Participants, or to market participants or during periods of significant market volatility, may result in trading prices for the Shares that differ significantly from GLDM’s NAV.

If the process of creation and redemption of Creation Units encounters any unanticipated difficulties, the possibility for arbitrage transactions intended to keep the price of the Shares closely linked to the price of gold may not exist and, as a result, the price of the Shares may fall.

If the process for the creation and redemption of shares by Authorized Participants (which depends on, among other things, timely transfers of gold bullion to and by the Custodian) encounter any unanticipated difficulties, potential market participants who would otherwise be willing to purchase or redeem Creation Units to take advantage of arbitrage opportunities may not do so. If this is the case, the liquidity of the Shares may decline and the price of the Shares may fluctuate independently of the price of gold and may fall.

The value of the Shares could decline if unanticipated operational or trading problems arise.

There may be unanticipated problems or issues with respect to the mechanics of GLDM’s operations and the trading of the Shares that could have a material adverse effect on an investment in the Shares. In addition, to the extent that unanticipated operational or trading problems or issues arise, the Sponsor’s past experience and qualifications may not be suitable for solving these problems or issues.

The amount of gold represented by the Shares will continue to be reduced during the life of GLDM due to the sales of gold bullion necessary to pay expenses irrespective of whether the trading price of the Shares rises or falls in response to changes in the price of gold.

Each outstanding Share represents a fractional, undivided interest in the gold bullion held by GLDM. GLDM does not generate any income and regularly sells gold bullion to pay for its ongoing expenses. Therefore, the amount of gold bullion represented by each Share will gradually decline over time. This is also true with respect to Shares that are issued in exchange for additional deposits of gold bullion into GLDM, as the amount of gold bullion required to create Shares proportionately reflects the amount of gold bullion represented by the Shares outstanding at the time of creation. Assuming a constant gold price, the trading price of the Shares is expected to gradually decline relative to the price of gold as the amount of gold bullion represented by the Shares gradually declines.

Investors should be aware that the gradual decline in the amount of gold bullion represented by the Shares will occur regardless of whether the trading price of the Shares rises or falls in response to changes in the price of gold. GLDM may be subject to certain liabilities (for example, as a result of litigation) that have not been assumed by the Sponsor. GLDM will sell gold bullion to pay those expenses, unless the Sponsor agrees to pay such expenses out of its own pocket.

An investment in the Shares may be adversely affected by competition from other methods of investing in gold.

GLDM competes with other financial vehicles, including traditional debt and equity securities issued by companies in the gold industry and other securities backed by or linked to gold, direct investments in gold and investment vehicles similar to GLDM. Market and financial conditions, and other conditions beyond the Sponsor’s control, may make it more attractive to invest in other financial vehicles or to invest in gold directly, which could limit the market for the Shares and reduce the liquidity of the Shares.

GLDM may be required to terminate and liquidate at a time that is disadvantageous to shareholders.

If GLDM is required to terminate and liquidate, such termination and liquidation could occur at a time that is disadvantageous to shareholders, such as when gold prices are lower than the gold prices at the time when shareholders purchased their Shares. In such a case, when GLDM’s gold bullion is sold as part of the liquidation, the resulting proceeds distributed to shareholders will be fewer than if gold prices were higher at the time of sale.

Redemption orders may be subject to rejection, suspension or postponement.

GLDM has the right, but not the obligation, to reject any Redemption Order if (i) the order is not in proper form as described in the Participant Agreement, (ii) the fulfillment of the order, in the opinion of its counsel, might be unlawful, (iii) it determines that acceptance of the order from an Authorized Participant would expose it to credit risk, or (iv) circumstances outside the control of the Administrator, the Sponsor or the Custodian make the redemption, for all practical purposes, not feasible to process.

GLDM may, in its discretion, and will, when directed by the Sponsor, suspend the right of redemption, or postpone the redemption settlement date for: (1) any period during which NYSE Arca is closed other than customary weekend or holiday closings, or trading on NYSE Arca is suspended or restricted, (2) any period during which an emergency exists as a result of which delivery, disposal or evaluation of gold bullion is not reasonably practicable, or (3) such other period as the Sponsor determines to be necessary for the protection of the shareholders.

The Sponsor will not be liable to any person or liable in any way for any loss or damages that may result from any such rejection, suspension or postponement.

Loss of intellectual property rights related to GLDM, or competing claims over ownership of those rights, could adversely affect GLDM and an investment in the Shares.

While the Sponsor believes that all intellectual property rights needed to operate GLDM are owned by or licensed to the Sponsor or an affiliate or have been obtained, third parties may allege or assert ownership of intellectual property rights that may be related to the design, structure and operations of GLDM. To the extent any claims of such ownership are brought, or any proceedings are instituted to assert such claims, the negotiation, litigation or settlement of such claims, or the ultimate disposition of such claims in a court of law if a suit is brought, may adversely affect GLDM and an investment in the Shares, for example, resulting in expenses or damages or the termination of GLDM.

The liquidity of the Shares may be affected by the withdrawal of Authorized Participants and substantial redemptions by Authorized Participants.

In the event that one or more Authorized Participants that has substantial interests in the Shares withdraws from participation, the liquidity of the Shares will likely decrease, which could adversely affect the market price of the Shares. The liquidity of the Shares also may be affected by substantial redemptions by Authorized Participants related to or independent of the withdrawal from participation of Authorized Participants. If there are substantial redemptions of Shares or one or more Authorized Participants with a substantial interest in the Shares withdraws from participation, the liquidity of the Shares will likely decrease, which could adversely affect the market price of the Shares and result in your incurring a loss on your investment.

Shareholders do not have the rights enjoyed by investors in certain other vehicles.

As interests in an investment trust, the Shares have none of the statutory rights normally associated with the ownership of shares of a corporation (including, for example, the right to bring “oppression” or “derivative” actions). In addition, the Shares have limited voting and distribution rights (for example, Shareholders do not have the right to elect directors and will not receive dividends).

Shareholders do not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940, as amended, or the protections afforded by the Commodity Exchange Act.

The Trust is not registered as an investment company under the Investment Company Act of 1940, as amended, and is not required to register under such act. Consequently, shareholders do not have the regulatory protections provided to investors in registered investment companies.

Furthermore, GLDM is not a commodity pool for purposes of the Commodity Exchange Act (the “CEA”), and none of the Sponsor, the Trustee, or the Marketing Agent is subject to regulation by the U.S. Commodity Futures Trading Commission as a commodity pool operator in connection with the Shares or a commodity trading advisor in connection with the Shares. Consequently, holders of the Shares do not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools.

Use of Proceeds

Proceeds received by GLDM from the issuance and sale of Creation Units will consist of Gold Bullion deposits. During the life of GLDM, such proceeds will only be (1) held by GLDM, (2) disbursed or sold as needed to pay GLDM’s ongoing expenses and (3) distributed to Authorized Participants in connection with the redemption of Creation Units.

Overview of the Gold Industry

THE MARKET FOR GOLD

As the market for gold and movements in the price of gold are expected to directly affect the price of the Shares, it is important to understand the recent movements in the price of gold. However, past movements in the price of gold are not indicators of future market conditions or future gold prices.

The following chart provides historical background on the price of gold. The chart illustrates movements in the price of gold in U.S. dollars per ounce over the period from June 26, 2018 (the first date the Shares began trading on the NYSE Arca) to June 30, 2022.

Daily Gold Price - June 26, 2018 to June 30, 2022

LBMA Gold Price PM USD

GOLD SUPPLY AND DEMAND

Gold is a physical asset that is accumulated rather than consumed. As a result, virtually all the gold that has ever been mined still exists today in one form or another. The following table is a summary of the world gold supply and demand for the past 5 years. It is based on information reported in the Gold Focus 20221.

[1]

Gold Focus 2022 is published by Metals Focus, Ltd. which is a precious metals research consultancy based in London. Metals Focus Data Ltd., an affiliate of the Sponsor, provides the supply and demand data to Metals Focus, Ltd. When used in this prospectus “tonne” refers to one metric tonne, which is equivalent to 1,000 kilograms or 32,151 troy ounces.

World Gold Supply and Demand (2017-2021)

Tonnes	2017	2018	2019	2020	2021
SUPPLY
Mine Production	3,573	3,655	3,595	3,476	3,581
Recycling	1,112	1,132	1,276	1,293	1,136
Net Hedging Supply	—	—	6	—	—
Total Supply	4,685	4,787	4,877	4,769	4,717
DEMAND
Jewelry Fabrication	2,257	2,290	2,152	1,324	2,229
Industrial Demand	333	335	326	303	330
Net Physical Investment	1,035	1,067	844	890	1,168
Net Hedging Demand	21	12	—	39	23
Net Official Sector Buying	379	656	605	255	454
Total Demand	4,024	4,360	3,927	2,811	4,204
Market Balance	661	427	950	1,958	513
Net Investment in ETPs	271	71	398	888	193
Market Balance less ETPs	390	356	552	1,069	705
Gold Price (US$/oz, London)	1,257	1,268	1,393	1,770	1,799

Source: Metals Focus Gold Focus 2022

SOURCES OF GOLD SUPPLY

Based on data from Gold Focus 2022, gold supply averaged 4,767 tonnes per year between 2017 and 2021. Sources of gold supply include both mine production and recycled above-ground stocks and, to a lesser extent, producer net hedging. The largest portion of gold supplied to the market is from mine production, which averaged approximately 3,576 tonnes per year from 2017 through 2021. The second largest source of annual gold supply is recycling gold, which is gold that has been recovered from jewelry and other fabricated products and converted back into marketable gold. Recycled gold averaged approximately 1,190 tonnes annually between 2017 through 2021.

SOURCES OF GOLD DEMAND

Based on data from Gold Focus 2022, gold demand averaged 3,865 tonnes per year between 2017 and 2021. Gold demand generally comes from four sources: jewelry, industry (including medical applications), investment and the official sector (including central banks and supranational organizations). The largest source of demand comes from jewelry fabrication, which accounted for approximately 53% of the identifiable demand from 2017 through 2021 followed by net physical investment, which represents identifiable investment demand, which accounted for approximately 26%.

Gold demand is widely dispersed throughout the world with significant contributions from India and China. In many countries there are seasonal fluctuations in the levels of demand for gold—especially jewelry. However, as a result of variations in the timing of seasons throughout the world, seasonal fluctuations in demand do not appear to have a significant impact on the global gold price.

Between 2017 and 2021, according to Gold Focus 2022, central bank purchases averaged 470 tonnes. The prominence given by market commentators to this activity coupled with the total amount of gold held by the official sector has resulted in this area being one of the more visible shifts in the gold market.

OPERATION OF THE GOLD BULLION MARKET

The global trade in gold consists of over-the-counter (“OTC”) transactions in spot, forwards, and options and other derivatives, together with exchange-traded futures and options.

GLOBAL OVER-THE-COUNTER MARKET

The OTC market trades on a continuous basis and accounts for most global gold trading. Market makers and participants in the OTC market trade with each other and their clients on a principal-to-principal basis. All risks and issues of credit are between the parties directly involved in the transaction. The three products relevant to LBMA market making are Spot (S), Forwards (F) and Options (O). There are twelve LBMA Market Makers who provide the service in one, two or all three products2.

The OTC market provides a relatively flexible market in term of quotes, price, size, destinations for delivery and other factors. Bullion dealers customize transactions to meet their clients’ requirements. The OTC market has no formal structure and no open-outcry meeting place.

The main centers of the OTC market are London, New York and Zurich. Mining companies, central banks, manufacturers of jewelry and industrial products, together with investors and speculators, tend to transact their business through one of these centers. Centers such as Dubai and several cities in the Far East also transact substantial OTC market business. Bullion dealers have offices around the world and most of the world’s major bullion dealers are either members or associate members of the LBMA.

In the OTC market, the standard size of gold trades ranges between 5,000 and 10,000 ounces. Bid-offer spreads are typically $0.50 per ounce. Transaction costs in the OTC market are negotiable between the parties and therefore vary widely, with some dealers willing to offer clients competitive prices for larger volumes, although this will vary according to the dealer, the client and market conditions. Cost indicators can be obtained from various information service providers as well as dealers.

Liquidity in the OTC market can vary from time to time during the course of the 24-hour trading day. Fluctuations in liquidity are reflected in adjustments to dealing spreads — the difference between a dealer’s “buy” and “sell” prices. The period of greatest liquidity in the gold market generally occurs at the time of day when trading in the European time zones overlaps with trading in the United States, which is when OTC market trading in London, New York and other centers coincides with futures and options trading on the COMEX.

THE LONDON BULLION MARKET

Although the market for physical gold is global, most OTC market trades are cleared through London. In addition to coordinating market activities, the LBMA acts as the principal point of contact between the market and its regulators. A primary function of the LBMA is its involvement in the promotion of refining standards by maintenance of the “London Good Delivery Lists,” which are the lists of LBMA accredited melters and assayers of gold. The LBMA also coordinates market clearing and vaulting, promotes good trading practices and develops standard documentation.

The term “loco London” refers to gold bars physically held in London that meet the specifications for weight, dimensions, fineness (or purity), identifying marks (including the assay stamp of an LBMA acceptable refiner) and appearance set forth in the good delivery rules promulgated by the LBMA from time to time. Gold bars meeting these requirements are known as “London Good Delivery Bars.” The unit of trade in London is the troy ounce, whose conversion between grams is: 1,000 grams = 32.1507465 troy ounces and 1 troy ounce = 31.1034768 grams. A London Good Delivery Bar is acceptable for delivery in settlement of a transaction on the OTC market. Typically referred to as 400- ounce bars, a London Good Delivery Bar must contain between 350 and 430 fine troy ounces of gold, with a minimum fineness (or purity) of 995 parts per 1,000 (99.5%), be of good appearance and be easy to handle and stack. The fine gold content of a gold bar is calculated by multiplying the gross weight of the bar (expressed in units of 0.025 troy ounces) by the fineness of the bar.

[2]	http://www.lbma.org.uk/aboutmembership

LBMA GOLD PRICE

The LBMA Gold Price is determined twice each Business Day (10:30 a.m. and 3:00 p.m. London time) through an auction which provides reference gold prices for that day’s trading. The auction that determines the LBMA Gold Price is a physically settled, electronic and tradeable auction, with the ability to settle trades in U.S. dollars, euros or British pounds. The IBA provides the auction platform and methodology as well as the overall administration and governance for the LBMA Gold Price. Many long-term contracts are expected to be priced on the basis of either the morning (AM) or afternoon (PM) LBMA Gold Price, and many market participants are expected to refer to one or the other of these prices when looking for a basis for valuations.

Participants in the IBA auction process submit anonymous bids and offers which are published on screen and in real-time. Throughout the auction process, aggregated gold bids and offers are updated in real-time with the imbalance calculated and the price updated every 45 seconds until the buy and sell orders are matched. When the net volume of all participants falls within a pre-determined tolerance, the auction is deemed complete and the applicable LBMA Gold Price is published. Information about the auction process (such as aggregated bid and offer volumes) will be immediately available after the auction on the IBA’s website.

The Financial Conduct Authority (“FCA”) in the U.K. regulates the LBMA Gold Price.

FUTURES EXCHANGES

Although GLDM does not invest in gold futures, information about the gold futures market is relevant as such markets are a source of liquidity for the overall market for gold and impact the price of gold.

The most significant gold futures exchange is COMEX, operated by Commodities Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc., and a subsidiary of the Chicago Mercantile Exchange Group (the “CME Group”). It began to offer trading in gold futures contracts in 1974 and for most of the period since that date, it has been the largest exchange in the world for trading precious metals futures and options. The Tokyo Commodity Exchange (“TOCOM”) is another significant futures exchange and has been trading gold since 1982. Trading on these exchanges is based on fixed delivery dates and transaction sizes for the futures and options contracts traded. Trading costs are negotiable. As a matter of practice, only a small percentage of the futures market turnover ever comes to physical delivery of the gold represented by the contracts traded. Both exchanges permit trading on margin. Margin trading can add to the speculative risk involved given the potential for margin calls if the price moves against the contract holder. Both COMEX and TOCOM operate through a central clearance system and in each case, the exchange acts as a counterparty for each member for clearing purposes. Other commodity exchanges include, the Multi Commodity Exchange of India (“MCX”), the Shanghai Futures Exchange, the Shanghai Gold Exchange, ICE Futures US (the “ICE”), and the Dubai Gold & Commodities Exchange. The ICE and CME Group are members of the Intermarket Surveillance Group (“ISG”).

MARKET REGULATION

The global gold markets are overseen and regulated by both governmental and self-regulatory organizations. In addition, certain trade associations have established rules and protocols for market practices and participants.

GLDM’s Objective

OVERVIEW

GLDM’s investment objective is for the Shares to reflect the performance of the price of Gold Bullion, less GLDM’s expenses. GLDM’s only ordinary recurring expense is the Sponsor’s annual fee of 0.10% of the NAV of GLDM. The Sponsor believes that, for many investors, the Shares will represent a cost-effective investment relative to traditional means of investing in gold. As the value of the Shares is tied to the value of the Gold Bullion held by GLDM, it is important in understanding the investment attributes of the Shares to first understand the investment attributes of gold.

THE CASE FOR INVESTING IN GOLD

Gold has unique properties as an asset class. Gold can be used in portfolios to help protect global purchasing power, reduce portfolio volatility and minimize losses during periods of market shock. It has historically been perceived as a high-quality liquid asset to be used when selling other assets would cause losses. Investors have traditionally made use of gold’s lack of correlation with other assets to diversify their portfolios and hedge against stock market, bond, currency and other risks.

Gold’s ability to serve as a potential portfolio diversifier is due to its historically low-to-negative correlation with stocks and bonds. The economic forces that determine the price of gold are different from the forces that determine the prices of most financial assets. For example, the price of a stock often depends on the earnings or growth potential of the issuing company or the confidence investors have in its management. The price of a bond depends primarily on its credit rating, its yield and the yields of competing fixed income investments. The price of gold, however, depends on different factors, including the supply and demand for gold, the strength or weakness of the USD, the rate of inflation and interest rates and the political environment. Gold does not depend on a promise to pay on the part of any government or corporation, as is the case with investments in money market instruments as well as in the corporate and government bond markets. Gold cannot be repudiated, as is the case with paper assets. Gold is not subject to the risk of default or bankruptcy. Gold cannot be created at will as can paper-backed assets.

Some of gold’s investment attributes are shared with traditional portfolio diversifiers, which include non-U.S. equities, emerging markets securities, real estate investment trusts, and domestic and foreign bonds. However, gold historically has had little correlation with these traditional diversifiers and low-to-negative correlation with the Standard & Poor’s 500 Index, which is widely regarded as the standard for measuring the stock market performance of large capitalized U.S. companies. In the search for effective diversification, investors have begun to turn to a variety of non-traditional diversifiers. These non-traditional diversifiers include hedge and private equity funds, commodities, timber and forestry, fine art and collectibles. Gold has historically been perceived as having one or more of the following advantages over each of these non-traditional diversifiers: greater liquidity, lower risk and lower management and holding costs.

All forms of investment carry some degree of risk. In addition, the Shares have certain unique risks, as described in “Risk Factors” starting on page 6. Holding gold directly also has risks.

STRATEGY BEHIND THE SHARES

The Shares are intended to offer investors an opportunity to participate in the gold market through an investment in securities. Historically, the logistics of buying, storing and insuring gold have constituted a barrier to entry for some institutional and retail investors alike. The offering of the Shares is intended to overcome these barriers to entry. The logistics of storing and insuring gold are dealt with by the Custodian and the related expenses are built into the price of the Shares. Therefore, an investor does not have any additional tasks or costs over and above those associated with dealing in any other publicly traded security.

The Shares are intended for investors who want a simple and cost-efficient means of gaining investment benefits similar to those of holding Gold Bullion. The Shares offer an investment that is:

•

Easily Accessible. Investors can access the gold market through a traditional brokerage account. The Sponsor believes that investors will be able to more effectively implement strategic and tactical asset allocation strategies that use gold by using the Shares instead of using the traditional means of purchasing, trading and holding gold.

•

Relatively Cost Efficient. The Sponsor believes that, for many investors, transaction costs related to the Shares will be lower than those associated with the purchase, storage and insurance of physical gold.

•	Exchange Traded. The Shares trade on the NYSE Arca, providing investors with an efficient means to implement various investment strategies.

•	Transparent. The Shares are backed by the assets of GLDM and GLDM does not hold or employ any derivative securities. Further, the value of GLDM’s holdings are reported on the Sponsor’s website daily.

GLDM’s Expenses

GLDM’s only ordinary recurring expense is the fee paid to the Sponsor at an annual rate of 0.10% of the daily net asset value of GLDM, so that GLDM’s total annual expense ratio is expected to be equal to 0.10%.

In exchange for the Sponsor’s fee, the Sponsor has agreed to assume the ordinary fees and expenses incurred by GLDM, including but not limited to the following: fees charged by the Administrator, the Custodian, the Marketing Agent and the Trustee, the NYSE Arca listing fees, typical maintenance and transaction fees of the DTC, SEC registration fees, printing and mailing costs, audit fees and expenses, up to $100,000 per annum in legal fees and expenses and applicable license fees. The Sponsor bears expenses in connection with the issuance and distribution of the securities being registered. The Sponsor is not required to pay any extraordinary expenses not incurred in the ordinary course of GLDM’s business. Extraordinary expenses are fees and expenses which are unexpected or unusual in nature, such as legal claims and liabilities and litigation costs or indemnification or other unanticipated expenses. Extraordinary fees and expenses also include material expenses which are not currently anticipated obligations of GLDM. GLDM is responsible for the payment of such expenses to the extent any such expenses are incurred. Routine operational, administrative and other ordinary expenses are not deemed extraordinary expenses. GLDM will sell gold on an as-needed basis to pay the Sponsor’s fee.

In certain exceptional cases GLDM will pay for certain expenses. These exceptions include expenses not assumed by the Sponsor (described in the immediately preceding paragraph), taxes and governmental charges, expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of GLDM or action taken by the Trustee or the Sponsor to protect GLDM or the interests of Shareholders, indemnification of the Sponsor under the Declaration of Trust, and legal expenses in excess of $100,000 per year. GLDM’s organizational and offering costs are borne by the Sponsor and, as such, are the sole responsibility of the Sponsor. The Sponsor will not seek reimbursement or otherwise require GLDM, the Trust, the Trustee or any Shareholder to assume any liability, duty or obligation in connection with any such organizational and offering costs.

Shareholders do not have the option of choosing to pay their proportionate share of GLDM’s expenses in lieu of having their share of expenses paid by the sale of GLDM’s gold. Each sale of gold by GLDM will be a taxable event to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

SALES OF GOLD

The Sponsor will sell GLDM’s Gold Bullion as necessary to pay GLDM’s expenses. When selling Gold Bullion to pay expenses, the Sponsor will endeavor to sell the smallest amounts of Gold Bullion needed to pay expenses in order to minimize GLDM’s holdings of assets other than Gold Bullion and will endeavor to sell at the LBMA Gold Price PM. The Sponsor will place orders with Gold Bullion dealers (which may include the Custodian) through which the Sponsor expects to receive the most favorable price and execution of orders. The Sponsor shall not be liable for depreciation or loss incurred by reason of any sale. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders” for information on the tax treatment of Gold Bullion sales.

The Sponsor will sell GLDM’s Gold Bullion if that sale is required by applicable law or regulation or in connection with the termination and liquidation of GLDM.

Any property received by GLDM other than Gold Bullion, cash or an amount receivable in cash (such as, for example, an insurance claim) will be promptly sold or otherwise disposed of by the Sponsor and the resulting proceeds will be credited to GLDM’s cash account and/or converted into Gold Bullion.

CASH ACCOUNT AND RESERVE ACCOUNT

The Sponsor will cause GLDM to maintain a cash account in which proceeds of Gold Bullion sales and other cash received by GLDM may be held. The Sponsor may withdraw funds from the cash account to establish a reserve account for any taxes, other governmental charges and contingent or future liabilities.

Description of the Shares

GENERAL

The beneficial interest in the Trust is divided into one or more Series. GLDM is one such Series. Each Share of a Series of the Trust shall represent an equal beneficial interest in the net assets of such Series, and each holder of Shares of a Series shall be entitled to receive such holder’s pro rata share of distributions of income and capital gains, if any, made with respect to such Series. Upon redemption of the Shares of any Series, the applicable Shareholder shall be paid solely out of the funds and property of such Series of the Trust. All Shares are fully paid and non-assessable.

SHARE SPLITS

If the Sponsor believes that the per Share price in the secondary market for Shares has fallen outside a desirable trading price range, the Sponsor may cause GLDM to declare a split or reverse split in the number of Shares outstanding and to make a corresponding change in the number of Shares constituting a Creation Unit.

DISTRIBUTIONS

No Share shall have any priority or preference over any other Share of the same Series with respect to dividends or distributions of the Trust or otherwise. All dividends and distributions shall be made ratably among all Shareholders of a Series from the assets held with respect to such Series according to the number of Shares of such Series held of record by such Shareholders on the record date for any dividend or distribution or on the date of termination of the Trust, as the case may be.

VOTING AND APPROVALS

Under the Declaration of Trust, Shareholders have no voting rights except as the Sponsor may consider desirable and so authorize in its sole discretion.

The Securities Depository; Book-Entry-Only System; Global Security

DTC acts as securities depository for the Shares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of DTC Participants and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC is expected to agree with and represent to the DTC Participants that it will administer its Book-Entry System in accordance with its rules and bylaws and the requirements of law.

Individual certificates will not be issued for the Shares. Instead, one or more global certificates will be signed by the Administrator and the Sponsor on behalf of GLDM, registered in the name of Cede & Co., as nominee for

DTC, and deposited with the Administrator on behalf of DTC. The global certificates will evidence all of the Shares outstanding at any time. The representations, undertakings and agreements made on the part of GLDM in the global certificates are made and intended for the purpose of binding only GLDM and not the Administrator or the Sponsor individually.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC will credit or debit, on its book-entry registration and transfer system, the amount of the Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Administrator and the Authorized Participants will designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares will be limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the Shares will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants), and the records of Indirect Participants (with respect to Shareholders that are not DTC Participants or Indirect Participants). Shareholders are expected to receive from or through the DTC Participant maintaining the account through which the Shareholder has purchased their Shares a written confirmation relating to such purchase.

Shareholders that are not DTC Participants may transfer the Shares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholders hold their Shares to transfer the Shares. Shareholders that are DTC Participants may transfer the Shares by instructing DTC in accordance with the rules of DTC. Transfers are made in accordance with standard securities industry practice.

DTC may decide to discontinue providing its service with respect to Creation Units and/or the Shares by giving notice to the Administrator and the Sponsor. Under such circumstances, the Administrator and the Sponsor will either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, terminate GLDM.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC. Because the Shares can only be held in book-entry form through DTC and DTC Participants, investors must rely on DTC, DTC Participants and any other financial intermediary through which they hold the Shares to receive the benefits and exercise the rights described in this section. Investors should consult with their broker or financial institution to find out about procedures and requirements for securities held in book-entry form through DTC.

Determination of NAV

GLDM’s policy is to value the investment in Gold Bullion at fair value. The Administrator will value any Gold Bullion held by GLDM on the basis of the price of an ounce of gold as determined by the IBA. In determining the NAV, the Administrator will value the Gold Bullion held by GLDM on the basis of the LBMA Gold Price PM. The Administrator will calculate the NAV on each day the NYSE Arca is open for regular trading, at the earlier LBMA Gold Price PM for the day or 12:00 PM New York time. If no LBMA Gold Price (AM or PM) is made on a particular evaluation day or if the LBMA Gold Price PM has not been announced by 12:00 PM New York time on a particular evaluation day, the next most recent LBMA Gold Price AM or PM will be used in the determination of the NAV, unless the Sponsor determines that such price is inappropriate to use as the basis for such determination. Gold Bullion held by GLDM is reported at fair value on the Statement of Financial Condition.

Once the value of the Gold Bullion has been determined, the Administrator subtracts all estimated accrued expenses and other liabilities of GLDM from the total value of the Gold Bullion and all other assets of GLDM. The resulting figure is the NAV. The NAV is used to compute the Sponsor’s fee. The Administrator determines the NAV per Share by dividing the NAV of GLDM by the number of Shares outstanding as of the close of trading on NYSE Arca.

Creation and Redemption of Shares

GLDM creates and redeems Shares from time to time, but only in one or more Creation Units (a Creation Unit equals a block of 100,000 Shares). The creation and redemption of Creation Units is only made in exchange for the delivery to GLDM or the distribution by GLDM of the amount of Gold Bullion represented by the Creation Units being created or redeemed. The amount of Gold Bullion required to be delivered to GLDM in connection with any creation, or paid out upon redemption, is based on the combined NAV of the number of Shares included in the Creation Units being created or redeemed as determined on the day the order to create or redeem Creation Units is properly received and accepted. The standard settlement cycle for most broker-dealer securities transactions is two business days, T+2 (the trade date plus two business days).

Authorized Participants are the only persons that may place orders to create and redeem Creation Units. To become an Authorized Participant, a person must enter into a Participant Agreement with the Administrator. The Participant Agreement and the related procedures attached thereto may be amended by the Administrator and the Sponsor without the consent of any Shareholder or Authorized Participant. Authorized Participants who make deposits with GLDM in exchange for Creation Units receive no fees, commissions or other form of compensation or inducement of any kind from either the Sponsor or GLDM, and no such person has any obligation or responsibility to the Sponsor or GLDM to effect any sale or resale of Shares.

Authorized Participants are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act, as described in the section “Plan of Distribution.”

Prior to initiating any creation or redemption order, an Authorized Participant must have an existing unallocated account with a London Precious Metals Clearing Limited (“LPMCL”) clearing bank identified by the Authorized Participant to the Custodian and the Sponsor, or an agreement with the Custodian itself establishing an unallocated account in London. An unallocated account is an account with a bullion dealer, which may also be a bank, to which a fine weight amount of Gold Bullion is credited. Transfers to or from an unallocated account are made by crediting or debiting the number of ounces of Gold Bullion being deposited or withdrawn. The account holder is entitled to direct the bullion dealer to deliver an amount of physical Gold Bullion equal to the amount of Gold Bullion standing to the credit of the unallocated account holder. Gold Bullion held in an unallocated account is not segregated from the Custodian’s assets. The account holder therefore has no ownership interest in any specific bars of Gold Bullion that the bullion dealer holds or owns. The account holder is an unsecured creditor of the bullion dealer, and credits to an unallocated account are at risk of the bullion dealer’s insolvency, in which event it may not be possible for a liquidator to identify any Gold Bullion held in an unallocated account as belonging to the account holder rather than to the bullion dealer.

Certain Authorized Participants can participate directly in the Gold Bullion market and the gold futures market. In some cases, an Authorized Participant may from time to time acquire gold from or sell gold to its affiliated gold trading desk, which may profit in these instances. The Sponsor believes that the size and operation of the Gold Bullion market make it unlikely that an Authorized Participant’s direct activities in the gold or securities markets will affect the price of gold or the price of the Shares. Authorized Participants must be DTC Participants and must be registered as broker-dealers under the Exchange Act, and regulated by FINRA, or must be exempt from being or otherwise must not be required to be so regulated or registered, and must be qualified to act as brokers or dealers in the states or other jurisdictions where the nature of their business so requires. Each Authorized Participant will have its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

Authorized Participants may act for their own accounts or as agents for broker-dealers, custodians and other securities market participants that wish to create or redeem Creation Units. An order for one or more Creation Units may be placed by an Authorized Participant on behalf of multiple clients. Persons interested in purchasing Creation Units should contact the Sponsor or the Administrator to obtain the contact information for the Authorized Participants. Shareholders who are not Authorized Participants will only be able to redeem their Shares through an Authorized Participant.

All Gold Bullion must be delivered by Authorized Participants to GLDM and distributed by GLDM in unallocated form through credits and debits between Authorized Participants’ unallocated accounts and the GLDM Unallocated Account.

All Gold Bullion must be of at least a minimum fineness (or purity) of 995 parts per 1,000 (99.5%) and otherwise conform to the rules, regulations, practices and customs of the LBMA, including the specifications for a London Good Delivery Bar.

Under the Participant Agreement with respect to each Authorized Participant, the Sponsor has agreed to indemnify the Authorized Participants against certain liabilities, including liabilities under the Securities Act, and to contribute to the payments the Authorized Participants may be required to make in respect of those liabilities.

The following description of the procedures for the creation and redemption of Creation Units is only a summary and investors should review the description of the procedures for the creation and redemption of Creation Units set forth in the Declaration of Trust, the Administration Agreement and the form of Participant Agreement, each of which has been filed as an exhibit to this registration statement of which this prospectus is a part.

CREATION PROCEDURES

On any Business Day, an Authorized Participant may place an order with the Administrator to create one or more Creation Units. Purchase orders must be placed with the Administrator no later than 3:59:59 p.m. New York time. The day on which the Administrator receives a valid purchase order is the purchase order date. By placing a purchase order, an Authorized Participant agrees to deposit Gold Bullion with GLDM, as described below. Prior to the delivery of Creation Units for a purchase order, the Authorized Participant must also have wired to the Administrator the non-refundable transaction fee due for the purchase order.

DETERMINATION OF REQUIRED DEPOSITS

The total deposit required to create each Creation Unit, or a Creation Unit Gold Delivery Amount, is an amount of gold and cash, if any, that is in the same proportion to the total assets of GLDM (net of estimated accrued expenses and other liabilities) on the date the order to purchase is properly received as the number of Shares to be created under the purchase order is in proportion to the total number of Shares outstanding on the date the order is received.

DELIVERY OF REQUIRED DEPOSITS

An Authorized Participant who places a purchase order is responsible for transferring the required Gold Bullion deposit amount to the GLDM Unallocated Account on the second Business Day in London following the purchase order date. Upon receipt of the Gold Bullion deposit amount, the Administrator will direct DTC to credit the number of Creation Units ordered to the Authorized Participant’s DTC account. The expense and risk of delivery, ownership and safekeeping of Gold Bullion until such Gold Bullion has been received by GLDM will be borne solely by the Authorized Participant. If Gold Bullion is to be delivered other than as described above, the Sponsor is authorized to establish such procedures and to appoint such custodians and establish such custody accounts as the Sponsor determines to be desirable.

Acting on standing instructions given by the Administrator, the Custodian will transfer the Gold Bullion deposit amount from the GLDM Unallocated Account to the GLDM Allocated Account by allocating to the GLDM Allocated Account specific bars of Gold Bullion which the Custodian holds or instructing a subcustodian to allocate specific bars of Gold Bullion held by or for the subcustodian. The Gold Bullion bars in an allocated Gold Bullion account are specific to that account and are identified by a list which shows, for each Gold Bullion bar, the refiner, assay or fineness, serial number and gross and fine weight. Gold Bullion held in GLDM’s allocated account is the property of GLDM and is not traded, leased or loaned under any circumstances.

The Custodian will use commercially reasonable efforts to complete the transfer of Gold Bullion to the GLDM Allocated Account prior to the time by which the Administrator is to credit the Creation Unit to the Authorized Participant’s DTC account; if, however, such transfers have not been completed by such time, the number of Creation Units ordered will be delivered against receipt of the Gold Bullion deposit amount in the GLDM Unallocated Account, and all Shareholders will be exposed to the risks of unallocated Gold Bullion to the extent of that Gold Bullion deposit amount until the Custodian completes the allocation process. See “Risk Factors — Gold Bullion held in GLDM’s unallocated Gold Bullion account and any Authorized Participant’s unallocated Gold Bullion account is not segregated from the Custodian’s assets.”

REJECTION OF PURCHASE ORDERS

GLDM has the right, but not the obligation, to reject a purchase order if (i) the order is not in proper form as described in the Participant Agreement, (ii) the fulfillment of the order, in the opinion of its counsel, might be unlawful, (iii) if GLDM determines that acceptance of the order from an Authorized Participant would expose GLDM to credit risk; or (iv) circumstances outside the control of the Administrator, the Sponsor or the Custodian make the purchase, for all practical purposes, not feasible to process.

REDEMPTION PROCEDURES

The procedures by which an Authorized Participant can redeem one or more Creation Units mirror the procedures for the creation of Creation Units. On any Business Day, an Authorized Participant may place an order with the Administrator to redeem one or more Creation Units. Redemption orders must be placed with the Administrator no later than 3:59:59 p.m. New York time. A redemption order so received is effective on the date it is received in satisfactory form by the Administrator. The day on which the Administrator receives a valid redemption order is the redemption order date.

DETERMINATION OF REDEMPTION DISTRIBUTION

The redemption distribution from GLDM consists of a credit to the redeeming Authorized Participant’s unallocated account in the amount of the Creation Unit Gold Delivery Amount. The Creation Unit Gold Delivery

Amount for redemptions is the number of ounces of Gold Bullion held by GLDM to be paid out upon redemption of a Creation Unit. The Sponsor anticipates that in the ordinary course of GLDM’s operations there will be no cash distributions made to Authorized Participants upon redemptions.

DELIVERY OF REDEMPTION DISTRIBUTION

The redemption distribution due from GLDM is delivered to the Authorized Participant on the second Business Day following the redemption order date if, by 10:00 A.M. New York time on such second Business Day, the Administrator’s DTC account has been credited with the Creation Units to be redeemed.

The Custodian transfers the redemption Gold Bullion amount from the GLDM Allocated Account to the GLDM Unallocated Account and, thereafter, to the redeeming Authorized Participant’s unallocated account. The Authorized Participant and GLDM are each at risk in respect of Gold Bullion credited to their respective unallocated accounts in the event of the Custodian’s insolvency. See “Risk Factors — Gold Bullion held in GLDM’s unallocated Gold Bullion account and any Authorized Participant’s unallocated Gold Bullion account is not segregated from the Custodian’s assets.”

SUSPENSION OR REJECTION OF REDEMPTION ORDERS

GLDM may, in its discretion, and will, when directed by the Sponsor, suspend the right of redemption, or postpone the redemption settlement date: (1) for any period during which the NYSE Arca is closed other than customary weekend or holiday closings, or trading on the NYSE Arca is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of Gold Bullion is not reasonably practicable, or (3) for such other period as the Sponsor determines to be necessary for the protection of the Shareholders.

GLDM has the right, but not the obligation, to reject a redemption order if (i) the order is not in proper form as described in the Participant Agreement, (ii) the fulfillment of the order, in the opinion of its counsel, might be unlawful, (iii) if GLDM determines that acceptance of the order from an Authorized Participant would expose GLDM to credit risk, or (iv) circumstances outside the control of the Administrator, the Sponsor or the Custodian make the redemption, for all practical purposes, not feasible to process.

The Sponsor will not be liable to any person or liable in any way for any loss or damages that may result from any such suspension, postponement or rejection.

CREATION AND REDEMPTION TRANSACTION FEE

An Authorized Participant is required to pay a transaction fee of $500 per order to create or redeem Creation Units. An order may include multiple Creation Units. The transaction fee may be changed from time to time at the sole discretion of the Sponsor and upon written notice to the Authorized Participant, which notice may be provided by disclosure in GLDM’s prospectus. In addition, the Sponsor may waive the transaction fee on the creation or redemption of Creation Units for one or more Authorized Participants from time to time in its sole discretion. The Sponsor will notify Authorized Participants of any change in this plan.

TAX RESPONSIBILITY

Authorized Participants are responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of Creation Units, regardless of whether such tax or charge is imposed directly on the Authorized Participants, and agree to indemnify the Sponsor, the Administrator and GLDM if they are required by law to pay any such tax, together with any applicable penalties, additions to tax or interest thereon.

LIABILITY

No Shareholder of GLDM shall be subject in such capacity to any personal liability whatsoever to any person in connection with GLDM’s property or the acts, obligations or affairs of GLDM. Shareholders shall have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the Delaware General Corporation Law.

Trading of GLDM Shares

GLDM Shares are listed on the NYSE Arca under the ticker symbol “GLDM.” GLDM Shares may be bought and sold in the secondary market throughout the trading day like other publicly traded securities. While GLDM’s Shares are issued in Creation Units at NAV, Shares traded in the secondary market may trade at prices that are lower or higher than their NAV per Share. The amount of the discount or premium in the trading price relative to the NAV per Share is a function of supply and demand, among other things, and may be influenced by non-concurrent trading hours between the NYSE Arca and the COMEX, London, Zurich and Singapore. While the Shares trade on the NYSE Arca until 4:00 p.m. New York time, liquidity in the global gold market is reduced after the close of the COMEX at 1:30 p.m. New York time. As a result, after 1:30 p.m. New York time, trading spreads, and the resulting premium or discount, on the Shares may widen.

Most retail investors purchase and sell Shares through traditional brokerage or other intermediary accounts. Purchases or sales of Shares in the secondary market, which does not involve GLDM, may be subject to customary brokerage commissions. Investors are encouraged to review the terms of their brokerage accounts for applicable charges.

The Sponsor or Marketing Agent, or an affiliate of the Sponsor or Marketing Agent, may directly or indirectly make cash payments to certain broker-dealers for participating in activities that are designed to make registered representatives and other professionals more knowledgeable about exchange traded products, including GLDM, or for other activities, such as participation in marketing activities and presentations, educational training programs, conferences, the development of technology platforms and reporting systems. In addition, the Sponsor and/or Marketing Agent may enter into arrangements with certain financial intermediaries pursuant to which such intermediaries will agree to promote certain ETFs/exchange traded products (“ETPs”) to their customers and agree not to charge certain of their customers any commissions when those customers purchase or sell shares of participating ETFs/ETPs. Payments to a broker-dealer or intermediary may create potential conflicts of interest between the broker-dealer or intermediary and its clients. These amounts, which may be significant, are paid by the Sponsor and/or Marketing Agent from their own resources and not from the assets of GLDM. In addition, the Sponsor or Marketing Agent, or an affiliate of the Sponsor or Marketing Agent, may also reimburse expenses or make payments from their own assets to other persons in consideration of services or other activities that they believe may benefit the Marketing Agent’s business or facilitate investment in GLDM.

United States Federal Tax Consequences

The following discussion of the material U.S. federal income tax consequences that generally apply to the purchase, ownership and disposition of Shares by a “U.S. Shareholder” (as defined below), and certain U.S. federal income, gift and estate tax consequences that may apply to an investment in Shares by a “Non-U.S. Shareholder” (as defined below). The following discussion of the United States Federal Tax Consequences represents, insofar as it describes conclusions as to U.S. federal tax law and subject to the limitations and qualifications described therein, the opinion of Carter Ledyard & Milburn LLP, special U.S. federal income tax counsel to the Sponsor. The discussion below is based on the Code , Treasury regulations promulgated under the Code and judicial and administrative interpretations of the Code, all as in effect on the date of this prospectus; no assurance can be given that future legislation, regulations, court decisions and/or administrative pronouncements will not significantly change applicable law and materially affect the conclusions expressed herein, and any such change, even though made after a Shareholder has invested in GLDM, could be applied retroactively.

The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders—including banks, thrift institutions and certain other financial institutions, insurance companies, tax-exempt organizations, brokers and dealers in securities or currencies, certain securities traders, persons holding Shares as a position in a “hedging,” “straddle,” “conversion” or “constructive sale” transaction (as those terms are defined in the authorities mentioned above), qualified pension and profit-sharing plans, individual retirement accounts (IRAs), certain other tax-deferred accounts, U.S. expatriates, persons whose “functional currency” is not the U.S. dollar, persons subject to the U.S. federal alternative minimum tax, non-U.S. Shareholders (except as specifically provided under “Income Taxation of Non-U.S. Shareholders” and “U.S. Federal Estate and Gift Tax Considerations for Non-U.S. Shareholders” below) and other Shareholders with special circumstances — may be subject to special rules not discussed below. In addition, the following discussion applies only to investors who hold Shares as “capital assets” within the meaning of Code section 1221. This discussion does not purport to be complete or to deal with all aspects of U.S. federal income taxation that may be relevant to an investor in light of its particular circumstances. Moreover, the discussion below does not address the effect of any state, local or foreign tax law on an owner of Shares. Purchasers of Shares are urged to consult their own tax advisors with respect to all U.S. federal, state, local and foreign tax law considerations potentially applicable to their investment in Shares.

For purposes of this discussion, a “U.S. Shareholder” is a Shareholder that is:

•	An individual who is treated as a citizen or resident of the United States for U.S. federal income tax purposes;

•	An entity treated as a corporation or partnership for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof;

•	An estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

A Shareholder that is not a U.S. Shareholder as defined above is generally considered a “Non-U.S. Shareholder” for purposes of this discussion. For U.S. federal income tax purposes, the treatment of any beneficial owner of an interest in a partnership or any other entity treated as a partnership for U.S. federal income tax purposes, will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in partnerships are urged to consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of Shares.

TAXATION OF GLDM

GLDM will be treated as a “grantor trust” for U.S. federal income tax purposes. There can be no assurance that the Internal Revenue Service (“IRS”) will agree with that treatment, and it is possible that the IRS or another tax authority could assert a position contrary thereto and that a court could sustain that contrary position. If GLDM were found not to be taxable as a “grantor trust,” the Sponsor would likely terminate and liquidate GLDM. The balance of this disclosure assumes that GLDM will be treated as a “grantor trust” for U.S. federal income tax purposes.

As a “grantor trust” for U.S. federal income tax purposes, neither the Trust nor GLDM itself will pay U.S. federal income tax. Instead, the income and expenses of GLDM “flow through” to the Shareholders, and the Administrator will report GLDM’s income, gains, losses and deductions to the IRS on that basis.

TAXATION OF U.S. SHAREHOLDERS

Shareholders generally will be treated, for U.S. federal income tax purposes, as if they directly owned a pro rata share of the underlying assets held in GLDM. Shareholders also will be treated as if they directly received their respective pro rata shares of GLDM’s income, if any, regardless of whether they receive any distributions from GLDM. Shareholders will also be treated as if they directly incurred their respective pro rata shares of GLDM’s expenses. In the case of Shareholders that purchase Shares for cash, their initial tax basis in their pro rata share of the assets held in GLDM at the time they acquire their Shares will be equal to their cost of acquiring the Shares. In the case of a Shareholder that acquires his, her or its Shares by delivering Gold Bullion to GLDM, the delivery of Gold Bullion to GLDM in exchange for the underlying Gold Bullion represented by the Shares will not be a taxable event to the Shareholder, and the Shareholder’s tax basis and holding period for the Shareholder’s pro rata share of the Gold Bullion held in GLDM will be the same as the Shareholder’s tax basis and holding period for the Gold Bullion delivered in exchange therefor. For purposes of this discussion, it is assumed that all of a Shareholder’s Shares are acquired on the same date, at the same price per Share and, except where otherwise noted, that GLDM’s sole asset is Gold Bullion.

When GLDM sells Gold Bullion, for example to pay expenses, a Shareholder generally will recognize gain or loss in an amount equal to the difference between (1) the Shareholder’s pro rata share of the amount realized by GLDM upon the sale; and (2) the Shareholder’s tax basis for his, her or its pro rata share of the Gold Bullion that was sold, which gain or loss will generally be long-term or short-term capital gain or loss, depending upon whether the Shareholder is treated as having held his, her or its share of the Gold Bullion that was sold for more than one year. A Shareholder’s tax basis for his, her or its share of any Gold Bullion sold by GLDM generally will be determined by multiplying the Shareholder’s total tax basis for his, her or its share of all of the Gold Bullion held in GLDM immediately prior to the sale by a fraction, the numerator of which is the amount of Gold Bullion sold and the denominator of which is the total amount of the Gold Bullion held in GLDM immediately prior to the sale. After any such sale, a Shareholder’s tax basis for his, her or its pro rata share of the Gold Bullion remaining in GLDM will be equal to the Shareholder’s tax basis for his, her or its share of the total amount of the Gold Bullion held in GLDM immediately prior to the sale, less the portion of such tax basis allocable to the Shareholder’s share of the Gold Bullion that was sold.

Upon a Shareholder’s sale of some or all of his, her or its Shares, the Shareholder will be treated as having sold the portion of his, her or its pro rata share of the Gold Bullion held in GLDM at the time of the sale that is attributable to the Shares sold. Accordingly, the Shareholder generally will recognize gain or loss on the sale in an amount equal to the difference between (1) the amount realized pursuant to the sale of the Shares, and (2) the Shareholder’s tax basis for the portion of its pro rata share of the Gold Bullion held in GLDM at the time of sale that is attributable to the Shares sold, as determined in the manner described in the preceding paragraph.

A redemption of some or all of a Shareholder’s Shares in exchange for the underlying Gold Bullion represented by the Shares redeemed generally will not be a taxable event to the Shareholder. The Shareholder’s tax basis for the Gold Bullion received in the redemption generally will be the same as the Shareholder’s tax basis for the portion of his, her or its pro rata share of the Gold Bullion held in GLDM immediately prior to the redemption that is attributable to the Shares redeemed. The Shareholder’s holding period with respect to the Gold Bullion received should include the period during which the Shareholder held the Shares redeemed. A subsequent sale of the Gold Bullion received by the Shareholder will be a taxable event for U.S. federal income tax purposes, unless a nonrecognition provision of the Code applies to such sale.

After any sale or redemption of less than all of a Shareholder’s Shares, the Shareholder’s tax basis for his, her or its pro rata share of the Gold Bullion held in GLDM immediately after such sale or redemption generally will be equal to the Shareholder’s tax basis for his, her or its share of the total amount of the Gold Bullion held in GLDM immediately prior to the sale or redemption, less the portion of such basis which is taken into account in determining the amount of gain or loss recognized by the Shareholder upon such sale or, in the case of a redemption, which is treated as the basis of the Gold Bullion received by the Shareholder in the redemption.

As noted above, the foregoing discussion assumes that all of a Shareholder’s Shares were acquired on the same date and at the same price per Share. If a Shareholder owns multiple lots of Shares (i.e., Shares acquired on different dates and/or at different prices), it is uncertain whether the Shareholder may use the “specific identification” rules that apply under Treasury Regulations Section 1.1012-1(c) in the case of sales of shares of stock, in determining the amount, and the long-term or short-term character, of any gain or loss recognized by the Shareholder upon GLDM’s sale of Gold Bullion, upon the Shareholder’s sale of any Shares, or upon the Shareholder’s sale of any Gold Bullion received by the Shareholder upon the redemption of any of the Shareholder’s Shares. The IRS could take the position that a Shareholder has a blended tax basis and holding period for his, her or its pro rata share of the underlying Gold Bullion in GLDM. Shareholders who or that hold multiple lots of Shares, or who or that are contemplating acquiring multiple lots of Shares, are urged to consult their own tax advisors as to the determination of the tax basis and holding period for the underlying Gold Bullion related to such Shares.

MAXIMUM 28% LONG-TERM CAPITAL GAINS TAX RATE FOR NON-CORPORATE U.S. SHAREHOLDERS

Under current U.S. federal income tax law, gains recognized by non-corporate U.S. Shareholders from the sale of “collectibles,” including Gold Bullion, held for more than one year are taxed at a maximum rate of 28%, rather than the 20% rate applicable to most other long-term capital gains. However, if an individual U.S. Shareholder is otherwise subject to a rate lower than 28% if the gain was ordinary income due to being in a lower tax bracket, the 28% rate does not apply and the lower rate applies. For these purposes, gain recognized by a non-corporate U.S. Shareholder upon the sale of an interest in a trust that holds collectibles is treated as gain recognized on the sale of collectibles, to the extent that the gain is attributable to unrealized appreciation in value of the collectibles held by the trust. Therefore, any gain recognized by a non-corporate U.S. Shareholder attributable to a sale of Shares held for more than one year, or attributable to GLDM’s sale of any Gold Bullion which the Shareholder is treated (through his, her or its ownership of Shares) as having held for more than one year, generally will be taxed at a maximum U.S. federal income tax rate of 28%; if the Shares or Gold Bullion sold is held (or treated as held) for one year or less, then any such gain so recognized would be taxed for U.S. federal income tax purposes at the same rate at which ordinary income is taxed.

3.8% U.S. FEDERAL TAX ON NET INVESTMENT INCOME

Certain U.S. Shareholders who are individuals are required to pay a 3.8% tax on the lesser of the excess of their modified adjusted gross income over a threshold amount ($250,000 for married persons filing jointly and $200,000 for single taxpayers) or their “net investment income,” which generally includes dividends, interest, and net gains from the disposition of investment property. This tax is in addition to any regular U.S. federal income tax due on such investment income. A similar tax will apply to certain shareholders that are estates or trusts. U.S. Shareholders are urged to consult their tax advisors regarding the effect, if any, this law may have on an investment in the Shares.

BROKERAGE FEES AND GLDM EXPENSES

Any brokerage or other transaction fee incurred by a Shareholder in purchasing Shares will be treated as part of the Shareholder’s tax basis in the underlying assets of GLDM. Similarly, any brokerage fee incurred by a Shareholder in selling Shares will reduce the amount realized by the Shareholder with respect to the sale.

Shareholders will be required to recognize gain or loss upon a sale of Gold Bullion by GLDM (as discussed above), even though some or all of the proceeds of such sale are used by the Administrator to pay GLDM’s expenses. Shareholders may deduct their respective pro rata shares of each expense incurred by GLDM to the same extent as if they directly incurred the expense. Shareholders who or that are individuals, estates or trusts, however, may be required to treat some or all of the expenses of GLDM as miscellaneous itemized deductions. Individuals may not deduct miscellaneous itemized deductions for tax years beginning after December 31, 2017 and before January 1, 2026. For tax years beginning before January 1, 2018 and after December 31, 2025, individuals may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to phase-outs and other limitations under applicable provisions of the Code.

INVESTMENT BY U.S. TAX-EXEMPT SHAREHOLDERS

U.S. Tax-Exempt Shareholders are subject to United States federal income tax only on their unrelated business taxable income (“UBTI”). Unless they incur debt in order to purchase Shares, it is expected that U.S. Tax-Exempt Shareholders should not realize UBTI in respect of income or gains from the Shares. U.S. Tax-Exempt Shareholders are urged to consult their own independent tax advisors regarding the United States federal income tax consequences of holding Shares in light of their particular circumstances.

INVESTMENT BY REGULATED INVESTMENT COMPANIES

Mutual funds and other investment vehicles which are taxed as “regulated investment companies” within the meaning of section 851 of the Code are strongly urged to consult with their tax advisors concerning the likelihood that an investment in Shares will affect their qualification as a “regulated investment company.”

INVESTMENT BY CERTAIN RETIREMENT PLANS

Code section 408(m) provides that the acquisition of a “collectible” by an IRA, or a participant-directed account maintained under any plan that is tax-qualified under Code section 401(a), is treated as a taxable distribution from the account to the owner of the IRA, or to the participant for whom the plan account is maintained, of an amount equal to the cost to the account of acquiring the collectible. The IRS has issued private letter rulings to taxpayers, including an affiliate of the Sponsor, concluding that the purchase of shares in trusts similar to GLDM by an IRA owner or plan participant will not constitute the acquisition of a collectible or be treated as resulting in a taxable distribution to the IRA owner or plan participant under Code section 408(m). However, if any of the shares so purchased are distributed from an IRA or plan account to the IRA owner or plan participant, or if any gold received by such IRA or plan account upon the redemption of any of shares purchased by it is distributed (or treated as distributed under Code section 408(m)) to the IRA owner or plan participant, the shares or gold so distributed will be subject to U.S. federal income tax in the year of distribution, to the extent provided under the applicable provisions of Code section 408(d), 408(m) or 402. Private letter rulings are only binding on the IRS with respect to the taxpayer to which they are issued. GLDM has neither requested nor obtained, nor intends to request or obtain, such a private letter ruling. Accordingly, IRA owners and plan participants are strongly urged to consult with their tax advisors before directing any such accounts to invest in the Shares. See also “ERISA and Related Considerations.”

U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING FOR U.S. AND NON-U.S. SHAREHOLDERS

The Administrator will file certain information returns with the IRS, and provide certain tax-related information to Shareholders, in connection with GLDM. The Administrator will make information available that will enable brokers and custodians through which investors hold Shares to prepare and, if required, file certain information returns (e.g., Form 1099) with the IRS. To the extent required by applicable regulations, each Shareholder will be provided with information regarding its allocable portion of GLDM’s annual income, expenses, gains and losses (if any).

A Shareholder may be subject to U.S. backup withholding tax in certain circumstances unless the Shareholder provides his, her or its taxpayer identification number and complies with certain certification procedures. Non-U.S. Shareholders may have to comply with certification procedures to establish that they are not U.S. persons, and some Non-U.S. Shareholders will be required to meet certain information reporting or certification requirements imposed by the Foreign Account Tax Compliance Act (“FATCA”), in order to avoid certain information reporting and backup withholding tax requirements.

The amount of any backup withholding will be allowed as a credit against a Shareholder’s U.S. federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS.

ESTATE AND GIFT TAX CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS

Under the U.S. federal tax law, individuals who are neither citizens nor residents (as determined for U.S. federal estate and gift tax purposes) of the United States are subject to estate tax on all property that has a U.S. “situs.” Shares may well be considered to have a U.S. situs for these purposes. If they are, then Shares would be includible in the U.S. federal gross estate of an individual Non-U.S. Shareholder. Currently, U.S. federal estate tax is imposed at rates of up to 40% of the fair market value of the taxable estate. The U.S. federal estate tax rate is subject to change in future years. In addition, the U.S. federal “generation-skipping transfer tax” may apply in certain circumstances. The estate of an individual Non-U.S. Shareholder who is resident in a country that has an estate tax treaty with the United States may be entitled to benefit from such treaty.

For individual Non-U.S. Shareholders, the U.S. federal gift tax generally applies only to gifts of tangible personal property or real property having a U.S. situs. Tangible personal property (including gold) has a U.S. situs if it is physically located in the United States. Although the matter is not settled, it appears that ownership of Shares should not be considered ownership of the underlying gold for this purpose, even to the extent that gold was held in custody in the United States. Instead, Shares should be considered intangible property, and therefore they should not be subject to U.S. federal gift tax if transferred during the holder’s lifetime. Individual Non-U.S. Shareholders are urged to consult their tax advisors regarding the possible application of U.S. federal estate, gift and generation-skipping transfer taxes in their particular circumstances.

TAXATION IN JURISDICTIONS OTHER THAN THE UNITED STATES

Purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult his, her or its tax advisor as to the tax consequences under the laws of such jurisdiction (or any other jurisdiction not being the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

ERISA and Related Considerations

IN GENERAL

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code section 4975 impose certain requirements on employee benefit plans and certain other plans and arrangements that are subject to ERISA or the Code section 4975, including IRAs and annuities, retirement plans for self-employed individuals (so-called “Keogh plans”), and certain collective investment funds and insurance company general or separate accounts in which such plans or arrangements are invested (collectively, the “Plans”), and on persons who are fiduciaries with respect to the investment of assets treated as “plan assets” of a Plan. Non-U.S. plans, government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of Code section 4975, but may be subject to substantially similar rules under state, federal or other law (“Similar Law”).

In contemplating an investment of a portion of Plan assets in Shares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the “Risk Factors” discussed above and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to (1) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (2) whether the investment would constitute a direct or indirect non-exempt “prohibited transaction” with a “party in interest” or “disqualified person,” as described in ERISA section 406 or Code section 4975, as applicable (discussed below); (3) the Plan’s funding objectives; and (4) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan’s investment portfolio, and the Plan’s need for sufficient liquidity to pay benefits when due.

“PLAN ASSETS”

For purposes of applying the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code, ERISA and a regulation issued thereunder by the U.S. Department of Labor (collectively, the “Plan Asset Rules”) contain rules for determining when an investment by a Plan in an equity interest of an entity, such as Shares in GDLM, will result in the underlying assets of such entity being considered to constitute assets of the Plan (i.e., “plan assets”). These Plan Asset Rules provide that the underlying assets of an entity will not be considered assets of a Plan which purchases an equity interest in the entity if one or more exceptions apply, including an exception applicable if the equity interest purchased is a “publicly-offered security” (the “Publicly-Offered Security Exception”).

The Publicly-Offered Security Exception applies if the equity interest is a security that is (1) “freely transferable,” (2) part of a class of securities that is “widely held,” and (3) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or (b) sold to the Plan as part of a public offering pursuant to an effective registration statement under the Securities Act and the class of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer in which the offering of such security occurred. Based on the foregoing, the Shares should constitute “publicly-offered securities” as defined in Department of Labor Regulations § 2510.3-101(b)(2). Accordingly, for purposes of applying the fiduciary responsibility and prohibited transaction rules of ERISA and the Code, the Shares purchased by a Plan should be treated as assets of the Plan, and not an interest in the underlying Gold Bullion held in GLDM represented by the Shares.

PROHIBITED TRANSACTIONS

Without regard to whether the assets of GLDM are considered “plan assets” of investing Plans, the acquisition, sale or exchange of Shares between a Plan and an Authorized Participant, or the sale or exchange of Shares between a Plan and another investor, if such Authorized Participant or other investor or their affiliate is a “party in interest” as defined in ERISA section 3(14) or a “disqualified person” as defined in Code section 4975 with respect to the Plan could cause a prohibited transaction under ERISA section 406 or Code section 4975. Absent an exemption, a party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code, and the prohibited transaction would have to be rescinded. Moreover, under circumstances described in Section 408(e) of the Code, an IRA or individual retirement annuity that engages in a prohibited transaction may lose its tax-qualified status.

In this regard, the U.S. Department of Labor has issued a number of exemptions (“prohibited transaction class exemptions” or “PTCEs”) from the prohibited transaction rules that may be applicable to a transaction with Shares, depending on the type of Plan involved and the circumstances of the plan fiduciary’s decision to acquire Shares. Included among these exemptions are: PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”); PTCE 90-1 (relating to transactions involving insurance company pooled separate accounts); PTCE 91-38 (relating to transactions involving bank collective investment funds); PTCE 95-60 (relating to transactions involving insurance company general accounts); and PTCE 96-23 (relating to transactions effected by an “in-house asset manager”). There is also a statutory exemption that may be available under ERISA section 408(b)(17) and Code section 4975(d)(20) to a party in interest that is a service provider to a Plan investing in the Shares for adequate consideration, provided such service provider is not (i) the fiduciary with respect to the Plan’s assets used to acquire the Shares or an affiliate of such fiduciary or (ii) an affiliate of the employer sponsoring the Plan. There can be no assurance that any of these exemptions, or any other exemption, will be available with respect to any particular transaction involving the Shares. Non-U.S. plans, governmental plans and church plans should consult with their counsel before purchasing or holding the notes to determine the need for, and the availability, if necessary, of any exemptive relief under any Similar Law.

In addition, Shares generally should not be purchased with the assets of a Plan if the Sponsor, the Administrator, the Transfer Agent, the Custodian, the Trustee or any of their respective affiliates, any of their respective employees or any employees of their respective affiliates: (1) has investment discretion with respect to the investment of such plan assets; (2) has authority or responsibility to give or regularly gives investment advice with respect to such plan assets, for a fee, as determined under Department of Labor Regulation § 2510.3-21; or (3) is an employer maintaining or contributing to such Plan. A party that is described in clause (1) or (2) of the preceding sentence would be a fiduciary under ERISA and the Code with respect to the Plan, and unless an exemption applies, any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Except as otherwise set forth, the foregoing statements regarding the consequences under ERISA and the Code of an investment in Shares of GLDM are based on the provisions of the Code and ERISA as currently in effect, and the existing administrative and judicial interpretations thereunder. No assurance can be given that administrative, judicial or legislative changes will not occur that will not make the foregoing statements incorrect or incomplete.

THE PERSON WITH INVESTMENT DISCRETION ACTING ON BEHALF OF A PLAN SHOULD CONSULT WITH HIS OR HER ATTORNEY AND FINANCIAL ADVISERS AS TO THE PROPRIETY OF AN INVESTMENT IN SHARES IN LIGHT OF THE CIRCUMSTANCES OF THE PARTICULAR PLAN AND CURRENT TAX LAW. SEE ALSO “UNITED STATES FEDERAL TAX CONSEQUENCES — INVESTMENT BY CERTAIN RETIREMENT PLANS.”

Plan of Distribution

GLDM expects to issue Shares in Creation Units to Authorized Participants from time to time in exchange for deposits of the amount of Gold Bullion represented by the Creation Units being created. As of the date of this prospectus, Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch Professional Clearing Corp., Morgan Stanley & Co. LLC, UBS Securities LLC, Virtu Americas LLC and HSBC Securities (USA) Inc. are the only Authorized Participants. Because new Shares can be created and issued on an ongoing basis, at any point during the life of GLDM, a “distribution,” as such term is used in the Securities Act, will be occurring.

Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, an Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Creation Unit from GLDM, breaks the Creation Unit down into the constituent Shares and sells the Shares to its customers, or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. A determination of whether one is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to categorization as an underwriter.

Investors who purchase Shares through a commission/fee-based brokerage account may pay commissions/fees charged by the brokerage account. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.

Dealers who are not “underwriters” but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of Section 4(a)(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(a)(3) of the Securities Act.

The Sponsor intends to qualify the Shares in states selected by the Sponsor and through broker-dealers who are members of FINRA. Investors intending to create or redeem Creation Units through Authorized Participants in transactions not involving a broker-dealer registered in an investor’s state of domicile or residence should consult their legal advisors regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

The Sponsor has agreed to indemnify certain parties against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that such parties may be required to make in respect of those liabilities. The Administrator has agreed to reimburse such parties, solely from and to the extent of GLDM’s assets, for indemnification and contribution amounts due from the Sponsor in respect of such liabilities to the extent the Sponsor has not paid such amounts when due. In addition, WGC AM has agreed to indemnify certain parties against certain liabilities.

The Shares trade on the NYSE Arca under the symbol “GLDM.”

The Marketing Agent is assisting the Sponsor in, among other things: (1) developing a marketing plan for GLDM on an ongoing basis; (2) preparing marketing materials regarding the Shares, including the content on the Sponsor’s website; (3) executing the marketing plan for GLDM; (4) conducting public relations activities related to the marketing of Shares; and (5) incorporating gold into its strategic and tactical exchange-traded fund research.

Legal Matters

The validity of the Shares has been passed upon for the Sponsor by Carter Ledyard & Milburn LLP, which, as U.S. tax counsel to GLDM, has also rendered an opinion as to the material U.S. federal income tax consequences that generally will apply under currently applicable law to the purchase, ownership and disposition of Shares by a “U.S. Shareholder” as defined in the material under the caption “United States Federal Tax Consequences” in this prospectus.

Experts

The financial statements incorporated by reference in this prospectus by reference to the Trust’s Form 10-K for the year ended September 30, 2021 filed on November 24, 2021 have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

The Sponsor has filed on behalf of GLDM a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about GLDM or the Shares, please refer to the registration statement, which is available online at www.sec.gov. Information about GLDM and the Shares can also be obtained from the Sponsor’s website at www.spdrgoldshares.com. This Internet address is only provided here as a convenience to you to allow you to access the Sponsor’s website, and the information contained on or connected to the Sponsor’s website is not part of this prospectus or the registration statement of which this prospectus is a part.

GLDM is subject to the informational requirements of the Exchange Act, and the Sponsor, on behalf of GLDM, files quarterly and annual reports and other information with the SEC. The Sponsor will file an updated prospectus annually for GLDM pursuant to the Securities Act. The reports and other information are available free of cost on the SEC’s website at www.sec.gov.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement; and (ii) the date of this prospectus and prior to the termination or completion of the offering shall be deemed to be incorporated by reference into the prospectus. The information we incorporate by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference are:

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2021;

•	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2021, March 31, 2022 and June 30, 2022;

•	Our Current Reports on Form 8-K filed on February 4, 2022, February 11, 2022 and April 14, 2022; and

•

The description of our common stock contained in our registration on Form 8-A (File No. 001-37996) filed with the SEC on June 21, 2018, including any amendment or report filed for the purpose of updating such description.

Upon written or oral request, the Sponsor will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning the Sponsor at the following address: c/o WGC USA Asset Management Company, LLC, 685 Third Avenue, 27th Floor, New York, New York 10017, telephone: (212) 317-3800. The Sponsor maintains a public website on behalf of GLDM, containing information about GLDM and the Shares at www.spdrgoldshares.com. You may access GLDM’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge on the Sponsor’s website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, the Sponsor’s website is not incorporated by reference in, and is not part of, this prospectus. We have not authorized anyone to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

APPENDIX A

GLOSSARY OF DEFINED TERMS

In this prospectus, each of the following quoted terms has the meaning set forth after such term:

“Administrator” — BNYM, a banking corporation organized under the laws of the State of New York.

“Allocated Gold Account Agreement” — The agreement between the Trust and the Custodian which establishes the GLDM Allocated Account. The Allocated Gold Account Agreement and the Unallocated Gold Account Agreement are sometimes referred to together as the “Custody Agreements.”

“Authorized Participant” — A person who (1) is a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (2) is a participant in DTC, (3) has entered into a Participant Agreement with the Administrator and (4) has established an unallocated account with the Custodian or another LPMCL clearing bank. Only Authorized Participants may place orders to create or redeem one or more Creation Units.

“BNYM” — BNYM is the Administrator and Transfer Agent of the Trust. BNYM also serves as the custodian of the Trust’s cash, if any.

“Book-Entry System” — The Federal Reserve Treasury Book-Entry System for United States and federal agency securities.

“Business Day” — Any day GLDM’s Listing Exchange is open for business.

“CEA” — The Commodity Exchange Act, as amended.

“CFTC” — The Commodity Futures Trading Commission, established under the CEA. The CFTC is an independent agency of the United States Government with the mandate to regulate commodity interests, including commodity futures and option and swap markets in the United States.

“Code” — The United States Internal Revenue Code of 1986, as amended.

“Creation Unit” — A block of 100,000 Shares or more or such other amount as established from time to time by the Sponsor. Multiple blocks are called “Creation Units.”

“Creation Unit Gold Delivery Amount” — The total deposit of Gold Bullion required to create a Creation Unit. The Creation Unit Gold Delivery Amount is the number of ounces of Gold Bullion required to be delivered to GLDM by an Authorized Participant in connection with a creation order for a single Creation Unit. The Creation Unit Gold Delivery Amount also refers to the amount of Gold Bullion to be paid out by GLDM in connection with the redemption of a Creation Unit.

“Custodian” — ICBC Standard Bank Plc.

“Custody Agreements” — The Allocated Gold Account Agreement together with the Unallocated Gold Account Agreement.

“Custody Rules” — The rules, regulations, practices and customs of the LBMA, the Bank of England or any applicable regulatory body that apply to gold made available in physical form by the Custodian.

“Declaration of Trust” — The agreement and declaration of trust entered into by the Sponsor and the Trustee under which the Trust is formed and which sets forth the rights and duties of the Sponsor and the Trustee, as such agreement and declaration of trust may be amended or restated from time to time.

“DTC” — The Depository Trust Company. DTC is a limited purpose trust company organized under New York law, a member of the U.S. Federal Reserve System and a clearing agency registered with the SEC pursuant to the provisions of Section 17A of the Exchange Act. DTC acts as the securities depository for the Shares.

“DTC Participant” — A participant in DTC, such as a bank, broker, dealer or trust company.

“Exchange Act”— The Securities Exchange Act of 1934, as amended.

“FCA” — The Financial Conduct Authority, an independent non-governmental body which exercises statutory regulatory power under the Financial Services Act 2012 and which regulates the major participating members of the LBMA in the United Kingdom.

“GLDM Allocated Account” — The allocated Gold Bullion account of the Trust established with the Custodian on behalf of GLDM by the Allocated Gold Account Agreement. The GLDM Allocated Account is used to hold the Gold Bullion that is transferred from the GLDM Unallocated Account to be held by GLDM in allocated form (i.e., as individually identified bars of Gold Bullion).

“GLDM Unallocated Account” — The unallocated Gold Bullion account of the Trust established with the Custodian on behalf of GLDM by the Unallocated Gold Account Agreement. The GLDM Unallocated Account is used to facilitate the transfer of Gold Bullion in and out of GLDM. Specifically, it is used to transfer Gold Bullion deposits and Gold Bullion redemption distributions between Authorized Participants and GLDM in connection with the creation and redemption of Creation Units and in connection with sales of Gold Bullion for GLDM.

“Gold Bullion” — (a) Gold Bullion meeting the requirements of London Good Delivery Standards or (b) credit to an Unallocated Account representing the right to receive Gold Bullion meeting the requirements of London Good Delivery Standards.

“Gold Price” — Generally the LBMA Gold Price PM.

“IBA” — The ICE Benchmark Administration Limited, an independent specialist benchmark administrator who provides the price platform, methodology and overall administration and governance for the LBMA Gold Price.

“LBMA” — The London Bullion Market Association. The LBMA is the trade association that acts as the coordinator for activities conducted on behalf of its members and other participants in the London bullion market. In addition to coordinating market activities, the LBMA acts as the principal point of contact between the market and its regulators. A primary function of the LBMA is its involvement in the promotion of refining standards by maintenance of the “London Good Delivery Lists,” which are the lists of LBMA accredited melters and assayers of gold. Further, the LBMA coordinates market clearing and vaulting, promotes good trading practices and develops standard documentation. The major participating members of the LBMA are regulated by the FSA in the United Kingdom under the Financial Services Act 2012.

“LBMA Gold Price” — The price per troy ounce of Gold Bullion for delivery in London through a member of the LBMA stated in USDs and set via an electronic auction process run twice daily at 10:30 a.m. and 3:00 p.m. London time each Business Day as calculated and administered by the IBA.

“LBMA Gold Price PM” — The 3:00 p.m. London time LBMA Gold Price.

“Listing Exchange” — The NYSE Arca or other primary U.S. national securities exchange on which Shares are listed.

“London Good Delivery Bar” — A bar of Gold Bullion meeting the London Good Delivery Standards.

“London Good Delivery Standards” — The specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of gold bars as set forth in the good delivery rules promulgated by the LBMA from time to time. The London Good Delivery Standards are described in “The Gold Industry — The London Bullion Market.”

“London PM Fix” — The afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in USDs. The London PM Fix was discontinued as of March 20, 2015 and is no longer calculated. The London PM Fix was replaced by the LBMA Gold Price PM.

“Marketing Agent Agreement” — The agreement between the Sponsor and the Marketing Agent under which, among other things, the Marketing Agent assists the Sponsor with certain marketing activities.

“Marketing Agent” — State Street Global Advisors Funds Distributors, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of State Street Corporation.

“NAV” — The net asset value of GLDM or a Share of GLDM. See “Prospectus Summary — The Offering — Net Asset Value” for a description of how the NAV of GLDM and the NAV per Share are calculated.

“OTC” — The global Over-the-Counter market for the trading of gold which consists of transactions in spot, forwards, options and other derivatives.

“Participant Agreement” — An agreement entered into by each Authorized Participant with respect to GLDM which provides the procedures for the creation and redemption of Creation Units and for the delivery of the Gold Bullion required for such creations and redemptions.

“SEC” — The U.S. Securities and Exchange Commission.

“Securities Act” — The Securities Act of 1933, as amended.

“Shareholders” — Owners of beneficial interests in the Shares.

“Shares” — Units of fractional undivided beneficial interest in and ownership of GLDM which are issued by the Trust.

“Sponsor” — WGC USA Asset Management Company, LLC, a Delaware limited liability company wholly-owned by WGC (US) Holdings, Inc.

“Sponsor Agreement” — The agreement between the Trust and the Sponsor setting forth, among other things, the Sponsor’s compensation for its services as Sponsor of the Trust.

“tonne” — One metric tonne which is equivalent to 1,000 kilograms or 32,150.7465 troy ounces.

“Transfer Agent” — BNYM.

“Trust” — The World Gold Trust, a statutory trust formed on August 27, 2014 under Delaware statutory law as set forth in the Declaration of Trust.

“Trustee” — Delaware Trust Company, a Delaware trust company.

“Unallocated Gold Account Agreement” — The agreement between the Trust and the Custodian which establishes the GLDM Unallocated Account. The Allocated Gold Account Agreement and the Unallocated Gold Account Agreement are sometimes referred to together as the “Custody Agreements.”

“U.S.” — United States.

“WGCUS” — WGC (US) Holdings, Inc., corporation registered under Delaware law and the sole member of the Sponsor.

“WGC AM” — WGC USA Asset Management Company, LLC, a Delaware limited liability company wholly-owned by WGCUS. WGC AM is the Sponsor of the Trust.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

An indeterminate number of the securities is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(d) and 457(u), the registrant is deferring payment of all of the registration fee and will pay the registration fee subsequently on an annual basis. GLDM shall not bear any expenses in connection with the issuance and distribution of the securities being registered. These expenses shall be paid by the Sponsor.

Item 15.	Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless any member, manager or other person against any and all claims and demands whatsoever, subject to any standards and restrictions set forth in the limited liability company agreement of the limited liability company.

Section 4.05 of the Declaration of Trust provides that the Sponsor and its directors, shareholders, members, officers, employees, affiliates and subsidiaries shall be indemnified from GLDM and held harmless against any loss, liability or expense incurred by an indemnified party without (1) gross negligence, bad faith, willful misconduct or willful malfeasance on the part of the indemnified party arising out of or in connection with the performance of its obligations under the Declaration of Trust or any actions taken in accordance with the provisions of the Declaration of Trust or (2) the indemnified party’s reckless disregard of its obligations and duties under the Declaration of Trust. The indemnity shall include payment from GLDM of the indemnified party’s costs and expenses of defending itself against any such indemnified claim or liability.

In addition, WGC AM has entered into separate indemnification agreements with certain officers of the Sponsor which require WGC AM, among other things, to indemnify the officers against certain liabilities which may arise by reason of their status as officers of the Sponsor. The Sponsor or WGC AM also intends to maintain director and officer liability insurance for the Sponsor, if available on reasonable terms.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

See Exhibit Index below, which is incorporated by reference herein.

(b) Financial Statement Schedules

Not applicable.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1 (§ 239.11 of this chapter), Form S-3 (§ 239.13 of this chapter), Form SF-3 (§ 239.45 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to § 230.424(b) of this chapter that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form SF-1 (§ 239.44 of this chapter) or Form SF-3 (§ 239.45 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (§ 249.220f of this chapter) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(iii) If the registrant is relying on § 230.430D of this chapter:

(A) Each prospectus filed by the registrant pursuant to § 230.424(b)(3) and (h) of this chapter shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to § 230.424(b)(2), (b)(5), or (b)(7) of this chapter as part of a registration statement in reliance on § 230.430D of this chapter relating to an offering made pursuant to § 230.415(a)(1)(vii) or (a)(1)(xii) of this chapter for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 (15 U.S.C. 77j(a)) shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in § 230.430D of this chapter, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) If the registrant is relying on § 230.430D of this chapter, with respect to any offering of securities registered on Form SF-3 (§ 239.45 of this chapter), to file the information previously omitted from the prospectus filed as part of an effective registration statement in accordance with §§ 230.424(h) and 230.430D of this chapter.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	Exhibit	Filing Date/Period End Date

3.1	Certificate of Trust	S-1	3.1	8/28/15

3.2	Certificate of Amendment to Certificate of Trust	S-1/A	3.2	8/30/16

3.3	Second Certificate of Amendment to Certificate of Trust	S-1/A	3.3	5/4/18

4.1	Fourth Amended and Restated Agreement and Declaration of Trust dated April 16, 2018	S-1/A	4.2	5/4/18

4.1.1	Amendment No. 1 to Fourth Amended and Restated Agreement and Declaration of Trust dated February 6, 2020	10-Q	4.1.1	2/7/20

4.2	Form of Participant Agreement	S-1/A	4.3	5/4/18

5.1*	Opinion of Carter Ledyard & Milburn LLP as to legal matters

8.1*	Opinion of Carter Ledyard & Milburn LLP as to tax matters

10.1	Custody Agreement — Amended and Restated Allocated Gold Account Agreement, dated November 23, 2020	10-K	10.1	11/23/20

10.2	Custody Agreement — Unallocated Bullion Account Agreement, dated June 14, 2018	10-Q	10.2	8/7/18

10.3	Fund Administration and Accounting Agreement dated January 5, 2017	S-1/A	10.4	1/9/17

10.3.1	Amendment to Fund Administration and Accounting Agreement dated June 6, 2018	S-1/A	10.4	6/13/18

10.3.2	Second Amendment to the Fund Administration and Accounting Agreement dated October 11, 2019	10-K	10.3.2	12/10/19

10.4	Transfer Agency and Service Agreement dated January 5, 2017	S-1/A	10.5	1/9/17

10.4.1	Amendment to Transfer Agency and Service Agreement dated June 6, 2018	S-1/A	10.6	6/13/18

10.4.2	Second Amendment to the Transfer Agency and Service Agreement dated October 11, 2019	10-K	10.4.2	12/10/19

10.5	Amended and Restated Sponsor Agreement dated October 14, 2016	S-1/A	10.7	1/9/17

10.5.1	Amendment to Amended and Restated Sponsor Agreement dated November 28, 2017	10-K	10.11	11/29/17

10.5.2	Second Amendment to Amended and Restated Sponsor Agreement dated June 12, 2018	S-1/A	10.9	6/13/18

10.5.3	Third Amendment to Amended and Restated Sponsor Agreement dated February 4, 2022	8-K	10.5.3	2/4/22

10.6	Custody Agreement (U.S. Dollar Only) dated January 5, 2017	S-1/A	10.8	1/9/17

10.6.1	Amendment to Custody Agreement (U.S. Dollar Only) dated June 6, 2018	S-1/A	10.11	6/13/18

10.6.2	Second Amendment to Custody Agreement (U.S. Dollar Only) dated October 11, 2019	10-K	10.6.2	12/10/19

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	Exhibit	Filing Date/Period End Date

10.7	Master Marketing Agent Agreement dated July 17, 2015	S-1/A	10.10	8/30/16

10.7.1	First Amendment to the Marketing Agent Agreement dated May 4, 2018	S-1/A	10.13	6/13/18

23.1*	Consent of KPMG LLP

23.2*	Consent of Carter Ledyard & Milburn LLP (included in the opinion filed as Exhibit 5.1)

23.3*	Consent of Carter Ledyard & Milburn LLP (included in the opinion filed as Exhibit 8.1)

24.1*	Power of Attorney (included on the signature page hereof)

107*	Filing Fee Tables

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on September 20, 2022.

Each person whose signature appears below hereby constitutes Joseph R. Cavatoni as their true and lawful attorney-in-fact with full power to sign on behalf of such person, in the capacities indicated below, any and all amendments to this registration statement (including post-effective amendments) and any subsequent related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and generally to do all such things in the name and on behalf of such person, in the capacities indicated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as it may be signed by said attorney-in-fact on any and all amendments to this registration statement or any such subsequent related registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 20, 2022 by the following persons in the capacities* indicated.

Signature	Capacity

/s/ JOSEPH R. CAVATONI	Principal Executive Officer and Principal Financial and Accounting Officer*
Joseph R. Cavatoni

/s/ WILLIAM J. SHEA	Director*
William J. Shea

/s/ MOLLY DUFFY	Director*
Molly Duffy

/s/ CARLOS RODRIGUEZ	Director*
Carlos Rodriguez

/s/ SARA J. SPRUNG	Director*
Sara J. Sprung

/s/ DAVID TAIT	Director*
David Tait

/s/ NEAL WOLKOFF	Director*
Neal Wolkoff

*	The Registrant is a trust and the persons are signing in their capacities as officers or directors of WGC USA Asset Management Company, LLC, the sponsor of the Registrant.